Exhibit (a)(1)(A)

$58,274,700

Offer to Purchase for Cash and Offer to Exchange

Relating to up to $58,274,700 Aggregate Principal Amount

of its Outstanding 8.50% Senior Notes due 2026

(CUSIP No. 39531G209)
by

GREENIDGE GENERATION HOLDINGS, INC.

THE TENDER/EXCHANGE OFFER (AS DEFINED HEREIN) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JULY 17, 2025, WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TO BE ELIGIBLE TO RECEIVE THE EARLY TENDER PREMIUM (AS DEFINED HEREIN), YOU MUST TENDER (AND NOT VALIDLY WITHDRAW) YOUR OLD NOTES (AS DEFINED HEREIN) AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JULY 2, 2025, UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EARLY TENDER DATE”) OR EARLIER TERMINATED BY US, IN EACH CASE, IN OUR SOLE DISCRETION. TENDERED OLD NOTES MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JULY 2, 2025, UNLESS EXTENDED BY US IN OUR SOLE DISCRETION (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DATE”), BUT NOT THEREAFTER, EXCEPT IN LIMITED CIRCUMSTANCES DESCRIBED HEREIN. OLD NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE WITHDRAWAL DATE WILL REMAIN OUTSTANDING.

Greendige Generation Holdings, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), is offering to exchange and to purchase, in separate concurrent offers as set forth below, at the election of each holder, and subject the Cash Payment Limit described below, its outstanding 8.50% Senior Notes due 2026 (the “Old Notes”) held by holders for:

(i)	A new series of 10.00% Senior Notes due 2030 (the “New Notes”), in an amount equal to $11.00 principal amount of New Notes for each $25.00 principal amount of Old Notes exchanged (the “Exchange Option”); or

(ii)	Cash, in an amount equal to $8.50 for each $25.00 principal amount of Old Notes tendered, provided that if the holder elects to tender on or before the Early Tender Date, then cash in the amount equal to $9.00 (the “Early Tender Premium”) for each of the $25.00 principal amount of Old Notes tendered (the “Tender Option”). If the cash required to purchase all of the Old Notes tendered under the Tender Option exceeds $3.0 million (the “Cash Payment Limit”), we will accept the Old Notes tendered for purchase on a pro rata basis.

The Exchange Option and the Tender Option are referred to collectively as the “Tender/Exchange Offer.”

As of June 16, 2025, the closing price of the Old Notes was $7.98 per Old Note on the Nasdaq. The Exchange Option represents a premium of 38% to the closing trading price as of June 16, 2025, a 43% premium to the Old Notes’ 30-day volume weighted average price (“VWAP”) and a 50% premium to the 60-day VWAP as of June 16, 2025. The Early Tender Date option represents a premium of 13% to the closing trading price as of June 16, 2025, a 17% premium to the Old Notes’ 30-day VWAP and a 23% premium to the 60-day VWAP as of June 16, 2025. The Tender Option represents a premium of 7% to the closing trading price as of June 16, 2025, an 11% premium to the Old Notes’ 30-day VWAP and a 16% premium to the 60-day VWAP as of June 16, 2025. We intend to list the New Notes on the Nasdaq Global Select Market under the symbol “GREEN.” The Old Notes are listed on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “GREEL.”

The maximum aggregate principal amount of Old Notes that may be exchanged and purchased pursuant to the terms of the Tender/Exchange Offer is $58,274,700. The Tender/Exchange Offer is subject to the terms and subject to the conditions set forth in this Offer to Purchase/Exchange (the “Offer to Purchase/Exchange”), the accompanying Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”) and the other related offering documents (which together, as they may be amended or supplemented from time to time, collectively constitute the “Tender/Exchange Offer Documents”).

Only Holders validly tendering their Old Notes pursuant to the Tender Option at or prior to the Early Tender Date and whose Old Notes are accepted for purchase will be eligible to receive the Early Tender Premium which is equal to $9.00. Holders validly tendering their Old Notes pursuant to the Tender Option after the Early Tender Date and at or prior to the Expiration Date and whose Old Notes are accepted for purchase will only be eligible to receive the $8.50 for each such Old Note. In the event the Cash Payment Limit is reached as of the Early Tender Date, we reserve the right, at our option, not to accept any additional Old Notes tendered pursuant to the Tender Option by holders after the Early Tender Date.

Promptly following the Early Tender Date, whether or not the Tender/Exchange Offer is fully subscribed, we may, at our option, accept for purchase Old Note validly tendered pursuant to the Tender Option, subject to certain adjustments and other terms and conditions of the Tender/Exchange Offer. In the event that we exercise such option and the Cash Payment Limit is reached as of the Early Tender Date, proration shall be determined in accordance with the terms of the Offer to Purchase/Exchange as of the Early Tender Date. Payment for such accepted Old Notes, if any, will be made promptly following the Early Tender Date (the date of such payment, the “Early Settlement Date”) at the Early Tender Premium, less any applicable withholding taxes.

Accrued and unpaid interest up to, but not including, the settlement date, on Old Notes validly tendered pursuant to the Tender Option and not withdrawn will be paid in cash. Accrued and unpaid interest up to, but not including, the settlement date, on Old Notes validly tendered pursuant to the Exchange Option and not withdrawn will be added to the principal amount of the New Notes. Only Notes validly tendered and not properly withdrawn from the Tender/Exchange Offer will be purchased or exchanged in the Tender/Exchange Offer. Old Notes not properly tendered in the Tender/Exchange Offer will be returned to the tendering holders, at our expense, promptly after the expiration of the Tender/Exchange Offer.

As of June 16, 2025, an aggregate of approximately $58,274,700 principal amount of the Old Notes were outstanding.

THE TENDER/EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. THE TENDER/EXCHANGE OFFER IS NOT SUBJECT TO ANY MINIMUM FINANCING CONDITIONS OR ANY MINIMUM AMOUNT OF OLD NOTES BEING TENDERED. SEE SECTION 10 OF THE EXCHANGE OFFERS, “CONDITIONS OF THE TENDER/EXCHANGE OFFER.”

You should read the Tender/Exchange Offer Documents in their entirety. You should carefully consider the risk factors beginning on page 9 of this Offer to Purchase/Exchange, as well as Section 5 of the Tender/Exchange Offer, “Certain Significant Considerations,” before you decide whether or not to participate in the Tender/Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TENDER/EXCHANGE OFFER OR NEW NOTES PORTION OF THE EXCHANGE CONSIDERATION OFFERED IN THE TENDER/EXCHANGE OFFER OR DETERMINED IF THIS OFFER TO PURCHASE/EXCHANGE OR ANY OF THE OTHER TENDER/EXCHANGE OFFER DOCUMENTS ARE ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER/EXCHANGE OFFER, HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, D.F. KING & CO INC., THE INFORMATION AGENT FOR THE TENDER/EXCHANGE (THE “INFORMATION AGENT”), COMPUTERSHARE TRUST COMPANY, N.A., THE EXCHANGE AGENT (THE “EXCHANGE AGENT”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR EXCHANGE OR REFRAIN FROM TENDERING OR EXCHANGING YOUR OLD NOTES IN THE TENDER/EXCHANGE OFFER. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT, OR THE EXCHANGE AGENT HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE TENDER/EXCHANGE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR OLD NOTES. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE/EXCHANGE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER/EXCHANGE OFFER. SEE SECTION 1 OF THE TENDER/EXCHANGE OFFER, “PURPOSE OF THE EXCHANGE OFFERS; CERTAIN INFORMATION ABOUT THE COMPANY.”

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the New Notes issued in the Exchange Option portion of the Tender/Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the New Notes issued in the Exchange Option portion of the Tender/Exchange Offer from the registration and qualification requirements of the state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Tender/Exchange Offer.

June 17, 2025

IMPORTANT

Any holder desiring to tender Old Notes in the Tender/Exchange Offer must (i) in the case of a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that such nominee tender or exchange your Old Notes, or (ii) in the case of a holder who holds physical certificates evidencing such Old Notes, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Old Notes and any other required documents, to the Exchange Agent. Only registered holders of Old Notes are entitled to tender such Old Notes (except as set forth in the Letter of Transmittal). A beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Old Notes so registered in the Tender/Exchange Offer. See Section 6 of Tender/Exchange Offer, “Procedures for Tendering/Exchanging Notes.”

All tenders of Old Notes must be made before the Tender/Exchange Offer expires at 5:00 p.m., New York City time, on Thursday, July 17, 2025 (the “Expiration Date”) (unless the Tender/Exchange Offer is extended or terminated by us). To be eligible to receive the Early Tender Premium, you must tender pursuant to the Tender Option and not validly withdraw your Old Notes at or prior to 5:00 p.m., New York City time, on Wednesday, July 2, 2025 unless extended (such date and time, as the same may be extended, the “Early Tender Date”) or earlier terminated by us, in each case, in our sole discretion. You must validly tender your Old Notes in the Tender/Exchange Offer on or prior to the Expiration Date to receive the Exchange Option consideration or Tender Option consideration. You may withdraw Old Notes tendered in the Tender/Exchange Offer at any time prior to the Withdrawal Date.

A holder who desires to tender Old Notes and whose certificates for such Old Notes are not immediately available, who cannot deliver all required documents to the Exchange Agent prior to the expiration of the Tender/Exchange Offer, or who cannot comply in a timely manner with the procedure for The Depository Trust Company (“DTC”) transfer described herein, may tender such Old Notes by following the procedure for guaranteed delivery set forth in Section 6 of the Tender/Exchange Offer, “Procedures for Tendering Notes—Guaranteed Delivery.”

The Exchange Agent and DTC have confirmed to us that the Tender/Exchange Offer are eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the Tender/Exchange Offer by causing DTC to transfer their Old Notes to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message (as defined herein) to the Exchange Agent. Holders desiring to tender their Old Notes on or prior to the Expiration Date (as defined herein) must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. See Section 6 of Tender/Exchange Offer, “Procedures for Tendering Notes.”

Tendering holders who hold Old Notes registered in their own names and who tender their Old Notes directly to the Exchange Agent will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Information Agent or the Exchange Agent or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the purchases of Old Notes in the Tender/Exchange Offer. If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. We will pay all fees and expenses of the Exchange Agent and the Information Agent in connection with the Tender/Exchange Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OLD NOTES IN THE TENDER/EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER/EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THE TENDER/EXCHANGE OFFER DOCUMENTS. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT, OR THE EXCHANGE AGENT.

We are making the Tender/Exchange Offer to all holders of Old Notes. However, if we become aware of any jurisdiction in which the making of the Tender/Exchange Offer or the tender of Old Notes pursuant to the Tender/Exchange Offer would not be in compliance with the laws of such jurisdiction, and after making a good faith effort we cannot comply with any such law, the Tender/Exchange Offer will not be made to the holders residing in that jurisdiction. The delivery of this Offer to Purchase/Exchange shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, or in our affairs or any of our subsidiaries since the date hereof.

The Tender/Exchange Offer Documents contain important information which should be read carefully and in its entirety before any decision is made with respect to the Tender/Exchange Offer.

You may contact the Information Agent, the Exchange Agent or your broker, bank or other nominee for assistance in connection with the Tender/Exchange Offer. To request additional copies of the Tender/Exchange Offer Documents, please contact the Information Agent. The contact information for the Information Agent and the Exchange Agent is set forth on the back cover of this Offer to Purchase/Exchange.

AVAILABLE INFORMATION

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports and other information with the SEC. Such material may be accessed electronically at the SEC’s website located at http://www.sec.gov. Statements made in this Offer to Exchange concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) under Section 13(e)(4) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Tender/Exchange Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained in the same manner as described above.

v

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, as amended by that amendment on Form 10-K/A filed with the SEC on April 21, 2025;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 15, 2025;

•	our definitive proxy statement on Schedule 14A for the annual meeting of stockholders, filed with the SEC on April 28, 2025; and

•	our current reports on Form 8-K, filed with the SEC on January 28, 2025, April 15, 2025, April 16, 2025 and May 1, 2025.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Available Information” or by contacting us at 1159 Pittsford-Victor Road, Suite 240, Pittsford, NY 14534, telephone: (315) 536-2359. We will provide the documents incorporated by reference, without charge, upon written or oral request.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase/Exchange and the documents incorporated herein by reference contain “forward-looking statements” that are based on current expectations, estimates, beliefs, assumptions and projections about our business. Forward-looking statements in this document include, among other things, statements regarding our business plan, business strategy and operations in the future. In addition, all statements that address operating performance and future performance, events or developments that are expected or anticipated to occur in the future, including statements relating to creating value for stockholders are forward-looking statements. Forward-looking statements are subject to a number of risks, uncertainties and assumptions. Matters and factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to statements about or relating to or otherwise affected by:

•	our ability to meet our existing long-term debt obligations with the Company’s current projected operating cash flows in the long term;

•	our ability to successfully maintain our power and hosting arrangements on acceptable terms, or our operations may be disrupted, and our business results may suffer, which could have a material adverse effect on our business, financial condition, and results of operations;

•	fluctuations and volatility in the price of bitcoin and other cryptocurrencies;

•	any failure by us to obtain acceptable financing with regard to our growth strategies or operations;

•	the ability to negotiate or execute definitive documentation with respect to potential expansion sites on terms and conditions that are acceptable to us, whether on a timely basis or at all;

•	changes in applicable laws, regulations, or permits, including ongoing litigation and administrative proceedings with respect to our Title V Air Permit renewal application, affecting our operations or the industries in which we operate, including regulation regarding power generation, environmental laws, cryptocurrency usage and/or cryptocurrency mining, and a regulatory trend toward stricter oversight of crypto asset platforms and the cryptocurrency industry;

•	loss of public confidence in, or use cases of, bitcoin and other cryptocurrencies;

•	the potential of cryptocurrency market manipulation;

•	the economics of hosting cryptocurrency miners, including as to variables or factors affecting the cost, efficiency and profitability of our hosting arrangements;

•	the availability, delivery schedule, and cost of equipment necessary to maintain and grow our business and operations, including datacenter equipment and equipment meeting the technical or other specifications required to achieve our growth strategy;

•	the possibility that we may be adversely affected by other economic, business, or competitive factors, including factors affecting the industries in which we operate or upon which we rely and are dependent;

•	the ability to expand successfully to other facilities, effectively integrate and manage acquired businesses or assets, mine other cryptocurrencies, or otherwise expand our business;

•	changes in tax regulations applicable to us, our assets or cryptocurrencies, including bitcoin;

•	if we fail to comply, or regain compliance, with the continued listing standards of the Nasdaq, the Nasdaq may delist our Common Stock;

•	any litigation involving us;

•	costs and expenses relating to cryptocurrency transaction fees and fluctuation in cryptocurrency transaction fees; and

•	the condition of our physical assets, including that our operating facility may realize material, if not total, loss and interference as a result of equipment malfunction or break-down, physical disaster, data security breach, computer malfunction or sabotage.

Forward-looking statements can generally be identified by terms such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of those terms or other comparable terms are intended to identify such forward-looking statements. Such statements are subject to known and unknown risks and uncertainties, including, but not limited to, those risk factors discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2024, and under the headings “Risk Factors” and “Certain Significant Considerations” in this Offer to Purchase/Exchange, that could cause actual results, levels of activity, performance or achievement to differ significantly from those projected. All forward-looking statements and the reasons why results may differ are made as of the date thereof.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
RISK FACTORS	9
UNAUDITED PRO FORMA FINANCIAL DATA	16
THE TENDER/EXCHANGE OFFER	19
1. Purpose of the Tender/Exchange Offer; Certain Information about the Company.	19
2. Description of the Old Notes and New Notes; Comparison of the Old Notes and the New Notes.	22
3. Terms of the Tender/Exchange Offer	41
4. Amendment; Extension; Waiver; Termination.	43
5. Certain Significant Considerations.	43
6. Procedures for Tendering Old Notes.	46
7. Withdrawal of Tenders.	49
8. Acceptance of Old Notes; Accrual of Interest.	50
9. Source and Amount of Consideration.	52
10. Conditions of the Tender/Exchange Offer.	52
11. Certain U.S. Federal Income Tax Considerations.	54
12. Interests of Directors and Executive Officers; Transaction and Arrangements Concerning the Old Notes.	62
13. Market and Trading Information.	63
14. Plan of Distribution.	63
15. The Information Agent and Exchange Agent.	64
16. Solicitation.	64
17. Certain Legal Matters; Regulatory Approvals.	64
18. Certain Securities Laws Considerations.	65
19. Fees and Expenses.	65
20. Miscellaneous.	65

SUMMARY TERM SHEET

We are providing this summary term sheet in the form of answers to questions that you may have as a holder of Old Notes for your convenience. It highlights certain material information in this Offer to Purchase/Exchange, but you should realize that it does not describe all of the details of the Tender/Exchange Offer to the same extent described elsewhere in this Offer to Purchase/Exchange and in the Tender/Exchange Offer Documents. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase/Exchange and the Letter of Transmittal. We urge you to read the entire Offer to Purchase/Exchange and the Letter of Transmittal because they contain the full details of the Tender/Exchange Offer.

Who is making the Tender/Exchange Offer for my Old Notes?

Greenidge Generation Holdings, Inc., a Delaware corporation, the issuer of the Old Notes.

Which securities of the Company are the subject of the Tender/Exchange Offer?

We are offering to either exchange or purchase for cash, subject to the Cash Payment Limit, the Old Notes. The maximum aggregate principal amount of Old Notes that may be exchanged and purchased pursuant to the terms of the Tender/Exchange offer is $58,274,700. As of the date hereof, $58,274,700 aggregate principal amount of the Old Notes are outstanding.

What is the purpose of the Tender/Exchange Ofer?

We are making the Tender/Exchange Offer in order to reduce the principal amount of our outstanding indebtedness. We believe that reducing our outstanding indebtedness is necessary in order for our business to operate in light of our current asset base and revenue prospects. See Section 1 of The Tender Exchange Offer, “Purpose of the Tender/Exchange Offer; Certain Information about the Company.”

What will I receive in exchange for my Notes?

For each $25.00 principal amount of Old Notes that you validly tender as part of the Tender/Exchange Offer and we accept for exchange or purchase, you may elect to receive:

•	$11.00 principal amount of New Notes pursuant to the Exchange Option; or

•	a cash payment of $8.50 for each $25.00 principal amount of Old Notes tendered, provided that if the holder elects to tender on or before the Early Tender Date, then cash in the amount equal to $9.00 (the Early Tender Premium) for each of the $25.00 principal amount of Old Notes, pursuant to the Tender Option, subject to the Cash Payment Limit.

Your right to receive the applicable consideration in the Tender/Exchange Offer is subject to all of the conditions described herein.

What will I receive for accrued and unpaid interest on Old Notes validly tendered and not withdrawn in the Tender/Exchange Offer?

Accrued and unpaid interest up to, but not including, the settlement date, on Old Notes validly tendered pursuant to the Tender Option and not withdrawn in the Tender/Exchange Offer will be paid cash. Accrued and unpaid interest up to, but not including, the settlement date, on Old Notes validly tendered pursuant to the Exchange Option and not withdrawn will be added to the principal amount of the New Notes.

Is there a minimum amount of Old Notes being sought in any of the Tender/Exchange Offer?

No. There is no minimum amount of Old Notes being sought in any of the Tender/Exchange Offer.

Are there limits in the amount of cash that the Company may use pursuant to the Tender Option?

Yes, we intend to use up to $3.0 million to purchase Old Notes that are tendered under the Tender Option. If the aggregate principal amount of Old Notes tendered for purchase in the Tender Option exceeds $3.0 million, we will accept the Old Notes tendered for purchase on a pro rata basis. See “The Tender/Exchange Offer — Proration and Priority of Exchanges.”

Who may participate in the Tender/Exchange Offer?

Any holder of Old Notes may participate in the Tender/Exchange Offer.

What other rights will I lose if I tender my Old Notes for exchange or purchase in the Tender/Exchange offer?

If you validly tender your Old Notes, and we accept them for exchange or purchase, you will lose any rights associated with being a holder of such Old Notes. You also will lose the right to receive interest and principal payments on such Old Notes, your rights as a creditor of the Company with respect to those Old Notes and your right to any and all claims you may have, now or in the future, arising out of or related to such Old Notes.

May I tender only a portion of the Old Notes that I hold?

Yes. You do not have to tender all of your Old Notes to participate in the Tender/Exchange Offer. However, if you choose to tender your Old Notes, you must tender your Old Notes in a principal amount of $25.00 and integral multiples of $25.00 in excess thereof.

If the Tender/Exchange Offer is consummated and I do not participate or I do not tender all of my Old Notes, how will my rights and obligations under my remaining outstanding Old Notes be affected?

The terms of your Old Notes that remain outstanding after the consummation of the Tender/Exchange Offer will not change as a result of the Tender/Exchange Offer.

How will the Tender/Exchange Offer affect the trading market for the Old Notes that are not exchanged?

As Old Notes are tendered and accepted in the Tender/Exchange Offer, the principal amount of remaining Old Notes will decrease. This decrease could reduce the liquidity of the trading market for the Old Notes.

When does the Tender/Exchange Offer expire?

The Tender/Exchange Offer expires at 5:00 p.m., New York City time, on Thursday, July 17, 2025, unless the Tender/Exchange Offer is extended or earlier terminated. We refer to this date and time in this Offer to Purchase/Exchange as the “Expiration Date,” unless and until we, in our sole discretion, shall have extended the period of time during which the Tender/Exchange Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Tender/Exchange Offer, as so extended by us, shall expire.

To be eligible to receive the Early Tender Premium, you must tender pursuant to the Tender Option and not validly withdraw your Old Notes at or prior to 5:00 p.m., New York City time, on Wednesday, July 2, 2025 unless extended (such date and time, as the same may be extended, the “Early Tender Date”) or earlier terminated by us, in each case, in our sole discretion.

If a broker, dealer, commercial bank, trust company or other nominee holds your Old Notes, such nominee may have an earlier deadline for accepting any of the Tender/Exchange Offer. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Old Notes to determine its deadline.

Can the Tender/Exchange Offer be extended, amended or terminated, and if so, under what circumstances?

Yes, we can extend or amend the Tender/Exchange Offer, including the Early Tender Date, the Withdrawal Date or the Expiration Date, in our sole discretion. If we extend the Tender/Exchange Offer, including the Early Tender Date, the Withdrawal Date or the Expiration Date. See Section 4 of The Exchange Offers, “Amendment; Extension; Waiver; Termination.” In addition, we can terminate the Tender/Exchange Offer under certain circumstances. See Section 10 of The Exchange Offers, “Conditions of the Exchange Offers.”

How will I be notified if you extend the Exchange Offers?

If we extend the Tender/Exchange Offer, we will issue a press release no later than 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date of the Tender/Exchange Offer. See Section 4 of The Exchange Offers, “Amendment; Extension; Waiver; Termination.”

When will I receive my Tender Option Consideration or Exchange Option Consideration?

Your Tender Option consideration or Exchange Option consideration will be delivered promptly following the Expiration Date of the Tender/Exchange Offer, which in no event will be later than seven business days after the Expiration Date. See Section 8 of The Exchange Offers, “Acceptance of Old Notes for Tender/Exchange; Accrual of Interest.”

What are the sources of the consideration for the Tender/Exchange Offer?

The Tender Option consideration consisting of cash will be paid for with cash on hand or cash from the sale of bitcoin. The Exchange Option consideration consisting of New Notes will consist of newly issued New Notes for that purpose. See Section 9 of the Tender/Exchange Offer, “Source and Amount of Consideration” and Section 10 of the Tender/Exchange Offer, “Conditions of the Tender/Exchange Offer.”

Are there any conditions of the Tender/Exchange Offer?

The Tender/Exchange Offer is subject to certain customary conditions described in “The Tender/Exchange Offer — Conditions to the Tender/Exchange Offer.” We may, in our sole discretion, waive certain conditions of the Tender/Exchange Offer set forth in Section 10 of The Tender/Exchange Offer, “Conditions of the Tender/Exchange Offer.”

Will the Exchange Option Consideration consisting of New Notes be freely tradable?

The Exchange Option consideration consisting of New Notes to be issued in the Tender/Exchange Offer has not been registered with the SEC. As described elsewhere in this Offer to Purchase/Exchange, the issuance of New Notes upon exchange of the Old Notes in the Tender/Exchange Offer is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. In addition, you are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See Section 18 of The Tender/Exchange Offer, “Certain Securities Laws Considerations.”

How do I tender my Old Notes?

The manner in which you may validly tender your Old Notes will depend on the manner in which you hold such Old Notes:

•	if your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that such nominee effect the tender of those Old Notes that you wish to tender in the Tender/Exchange Offer; or

•	if you hold physical certificates evidencing the Old Notes, you must complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal), and deliver the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with the certificates evidencing the Old Notes being tendered and any other required documents, to the Exchange Agent.

A holder who desires to tender Old Notes and whose certificates for the Old Notes are not immediately available, or who cannot deliver all required documents to the Exchange Agent prior to the expiration of the Tender/Exchange Offer, or who cannot comply in a timely manner with the procedure for DTC transfer described herein, may tender the Old Notes by following the procedure for guaranteed delivery set forth in Section 6 of the Tender/Exchange Offer, “Procedures for Tendering Notes—Guaranteed Delivery.”

Only registered holders are entitled to tender Old Notes in the Tender/Exchange Offer. A beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Old Notes in the Tender/Exchange Offer. See Section 6 of the Tender/Exchange Offer, “Procedures for Tendering/Exchanging Old Notes” and Section 8 of The Exchange Offers, “Acceptance of Old Notes for Tender/Exchange; Accrual of Interest.”

If I change my mind, can I withdraw my tender of Old Notes?

Yes. You may withdraw any Old Notes you have tendered at any time before 5:00 p.m., New York City time, on July 2, 2025, unless extended by us in our sole discretion (such date and time, as the same may be extended, the “Withdrawal Date”). After the Withdrawal Date, you will not be able to withdraw any previously tendered Old Notes, whether tendered prior to or after the Withdrawal Date.

In general, you need only notify the Exchange Agent on or prior to the Withdrawal Date in writing (unless such Old Notes were tendered by DTC transfer) of your intention to withdraw Old Notes previously tendered. However, if you tender Old Notes through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee regarding withdrawal. You may also withdraw your Old Notes at any time after the expiration of forty (40) business days from the commencement of the Tender/Exchange Offer, if we have not yet accepted for tender any Old Notes that you have tendered in the Tender/Exchange Offer.

Please read the procedures detailed in Section 7 of the Tender/Exchange Offer, “Withdrawal of Tenders.” No consideration shall be provided in respect of Old Notes so withdrawn.

What if I do not want to tender my Notes?

Old Notes not tendered pursuant to the Tender/Exchange Offer will remain outstanding. As a result of the consummation of the Tender/Exchange Offer, the aggregate principal amount of Old Notes that remains outstanding may be noticeably reduced. This may adversely affect the liquidity of and, consequently, the market price for the Old Notes that remain outstanding after consummation of the Tender/Exchange Offer. The terms and conditions governing the Old Notes, including the covenants and other protective provisions contained in the Base Indenture and the First Supplemental Indenture (each as defined herein) governing the Old Notes, will remain unchanged. No amendment to the Base Indenture or First Supplemental Indenture governing the Old Notes is being sought. See Section 5 of the Offer to Purchase/Exchange, “Certain Significant Considerations.”

What risks should I consider in deciding whether or not to tender any or all of my Old Notes?

In deciding whether to participate in the Tender/Exchange Offer, you should carefully consider the discussion of risks and uncertainties pertaining to the Tender/Exchange Offer, and those affecting our businesses, described in this section “Summary Term Sheet,” in the section entitled “Risk Factors” and in the documents incorporated by reference in this Offer to Purchase/Exchange.

How will the Tender/Exchange Offer affect the trading market for the Old Notes that are not tendered?

The Old Notes are listed on the Nasdaq. If a sufficiently large aggregate principal amount of the Old Notes does not remain outstanding after the consummation of the Tender/Exchange Offer, the trading market for the remaining outstanding Old Notes may become less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in the Old Notes. In such an event, your ability to sell your Old Notes not tendered in the Tender/Exchange Offer may be impaired. See “Risk Factors.”

Has the Board of Directors approved the Tender/Exchange Offer?

Yes, our Board of Directors has approved the Tender/Exchange Offer. However, neither we nor our Board of Directors, the Information Agent, nor the Exchange Agent makes any recommendation to you as to whether you should tender or exchange or refrain from tendering or exchanging your Old Notes in the Tender/Exchange Offer.

What are the material tax consequences of participating in the Tender/Exchange Offer?

You are urged to consult your own tax advisors as to the specific U.S. federal, state, local and foreign tax consequences to you of tendering or exchanging of Old Notes pursuant to the Tender/Exchange Offer. See Section 11 of Tender/Exchange Offer, “Certain U.S. Federal Income Tax Considerations.”

Who is the Exchange Agent?

Computershare Trust Company, N.A. is serving as Exchange Agent in connection with the Tender/Exchange Offer. The addresses and telephone numbers for the Exchange Agent are set forth on the back cover of this Offer to Purchase/Exchange. See Section 15 of the Tender/Exchange Offer, “The Information Agent and Exchange Agent.”

Who is the Information Agent?

D.F. King & Co., Inc. is serving as Information Agent in connection with the Tender/Exchange Offer. The address and telephone numbers for the Information Agent are set forth on the back cover of this Offer to Purchase/Exchange. See Section 15 of the Tender/Exchange Offer, “Dealer Manager, Information Agent and Exchange Agent.”

Our Company

We are a developer and operator of datacenters focused on cryptocurrency mining and infrastructure development. We currently build, maintain and operate data centers focused on bitcoin mining, along with related power and electric infrastructure. We generate revenue from (1) datacenter hosting, (2) cryptocurrency self-mining, and (3) power and capacity sales. We are focused on utilizing our power generation and datacenter operation expertise to connect datacenter power demand with stranded electrical assets through the identification and development of new datacenter sites.

Comparison of the Old Notes and the New Notes

The following is a description of certain material differences between the rights of holders of the Old Notes and holders of the New Notes. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase/Exchange, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of the Old Notes and a holder of the New Notes.

Old Notes	New Notes
Governing Documents
The Old Notes are governed by the First Supplemental Indenture.	The New Notes will be governed by the Second Supplemental Indenture.

Par Value
$25.00	$11.00

Ranking
The Old Notes are senior unsecured obligations of the Company, and, upon our liquidation, dissolution or winding up, will rank (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii) pari passu (or equally) with our existing and future unsecured and unsubordinated indebtedness, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, and (v) structurally subordinated to all existing and future indebtedness of our subsidiaries, financing vehicles or similar facilities.	The New Notes will contain the same ranking provisions as the Old Notes.

Interest Rate
Interest on the Old Notes accrues at an annual rate equal to 8.50% from and including October 13, 2021 to, but excluding, the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, beginning on January 31, 2022 and at maturity, to the holders of record at the close of business on the immediately preceding January 15, April 15, July 15 and October 15 (and October 15 immediately preceding the maturity date), as applicable (whether or not a business day).	Interest on the New Notes will accrue at an annual rate equal to 10.00% from and including July 18, 2025 to, but excluding, the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2025 and at maturity, to the holders of record at the close of business on the immediately preceding March 31, June 30, September 30 and December 31 (and June 15 immediately preceding the maturity date), as applicable (whether or not a business day).

Maturity
The Old Notes will mature on October 31, 2026 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity.	The New Notes will mature on June 30, 2030 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity.

Redemption

The Old Notes may be redeemed for cash in whole or in part at any time at our option (i) on or after October 31, 2023 and prior to October 31, 2024, at a price equal to 102% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after October 31, 2024 and prior to October 31, 2025, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iii) on or after October 31, 2025 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

The Old Notes may be redeemed for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control (as defined in the First Supplemental Indenture), at a price equal to 100.5% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

The New Notes may be redeemed for cash in whole or in part at any time at our option (i) on or after July 31, 2026 and prior to July 31, 2027, at a price equal to 102% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after July 31, 2027 and prior to July 31, 2028, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iii) on or after July 31, 2028 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

The New Notes may be redeemed for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control (as defined in the Second Supplemental Indenture), at a price equal to 100.5% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

Certain Amendments

We can make certain changes to the Supplemental Indenture and the Old Notes without the specific approval of the holders of the Old Notes.

We cannot make certain changes to the Old Notes without the specific approval of each holder of the Old Notes, including (i) changing the stated maturity of the principal of, or any installment of interest on, any Old Note; (ii) reducing the principal amount or rate of interest of any Old Note; (iii) changing the place of payment where any Old Note or any interest is payable; (iv) impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable; (v) reducing the percentage in principal amount of holders of the Old Notes whose consent is needed to modify or amend the indenture; and (vi) reducing the percentage in principal amount of holders of the Old Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

Any other change to the indenture and the Old Notes would require the approval by holders of not less than a majority in aggregate principal amount of the outstanding Old Notes, as a single series.

Consent from holders to any change to the indenture or the Notes must be given in writing. The consent of the holders of the Notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

We can make certain changes to the Second Supplemental Indenture and the New Notes without the specific approval of the holders of the New Notes, including (i) to evidence the succession of another Person to the Company, and the assumption by the successor Person of our covenants, agreements, and obligations under the indenture and the New Notes; (ii) to add to our covenants such new covenants, restrictions, conditions, or provisions for the protection of the holders of the New Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions, or provisions an event of default; (iii) to modify, eliminate, or add to any of the provisions of the indenture to such extent as necessary to effect the qualification of the indenture under the Trust Indenture Act, and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act; (iv) to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with other provisions in the Indenture or any supplemental indenture; (v) to secure the New Notes; (vi) to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the indenture or the notes as necessary to provide for or facilitate the administration of the trust by more than one trustee; and (vii) to make provisions in regard to matters or questions arising under the indenture, so long as such other provisions do not adversely affect the interest of any other holder of the New Notes in any material respect.

Any other change to the Second Supplemental Indenture and the New Notes would require the approval by holders of at least a majority in principal amount of the New Notes then outstanding voting as a single class.

Consent from holders to any change to the Second Supplemental Indenture or the New Notes must be given in writing. The consent of the holders of the New Notes is not necessary under the Second Supplemental Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Listing
The Old Notes trade on the Nasdaq, under the ticker symbol “GREEL.”	We intend to file an application to list the New Notes on Nasdaq under the symbol “GREEN.”

RISK FACTORS

Your decision whether to participate in the Tender/Exchange Offer, and to tender any Old Notes for the exchange or purchase, will involve risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information provided or referred to in this Offer to Purchase/Exchange and the documents incorporated by reference herein, including the information in Section 5 of Tender/Exchange Offer, “Certain Significant Considerations,” and the risk factors contained in our Annual Report on Form 10-K filed with SEC on March 31, 2025, as amended, before deciding whether to participate in the Tender/Exchange Offer.

RISKS TO HOLDERS OF NON-TENDERED NOTES

There may be less liquidity in the market for non-tendered Old Notes, and the market prices for non-tendered Old Notes may therefore decline.

If the Tender/Exchange Offer is consummated, the aggregate principal amount of outstanding Old Notes will be reduced, perhaps substantially, which would likely adversely affect the liquidity of non-tendered Old Notes. An issue of securities with a small aggregate principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Old Notes that are not validly tendered for purchase or exchange in the Tender/Exchange Offer or are validly withdrawn may be adversely affected. The reduced float also may tend to make the trading prices of Old Notes that are not tendered for purchase or exchange more volatile than those which had previously prevailed.

We may be unable to repay or repurchase the Old Notes or our other indebtedness.

At its maturity date the entire outstanding principal amount of the Old Notes will become due and payable. We may be unable to repay or repurchase all or portion of the Old Notes and our other indebtedness due to our historically substantial operating expenses and losses and demands on our continued operations.

We may not have sufficient funds or may be unable to arrange for additional financing to pay the repurchase price of the Old Notes or the principal amount due at maturity. Any future borrowing arrangements or debt agreements to which we become a party may contain restrictions on or prohibitions against our redemption or repurchase of the Old Notes. If we are prohibited from repaying or repurchasing the Old Notes, we could try to obtain the consent of lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance the borrowings, we will be unable to repay or repurchase the Old Notes. Such a failure would constitute an event of default under the Old Notes governing documents which could, in turn, constitute a default under the terms of our other indebtedness. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot assure you that we would be able to repay amounts due in respect of the Old Notes if payment of the Old Notes were to be accelerated following the occurrence of an event of default as defined in the Base Indenture and First Supplemental Indenture.

The use of our cash balances to fund the cash consideration necessary to complete the Tender Option will reduce our cash available for other uses.

We will fund the cash consideration necessary to complete the Tender Option from our cash balances. Using our cash will reduce our cash available for other uses, which in turn may reduce available cash for working capital, debt service requirements, general corporate or other purposes.

RISKS TO HOLDERS OF SHARES OF NEW NOTES ISSUED IN THE TENDER/EXCHANGE OFFER

We may be able to incur substantially more debt, which could have important consequences to you.

We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the New Notes do not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the New Notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization or dissolution. This may have the effect of reducing the amount of proceeds paid to you. Incurrence of additional debt would also further reduce the cash available to invest in operations, as a result of increased debt service obligations. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Our level of indebtedness could have important consequences to you, because:

•	it could affect our ability to satisfy our financial obligations, including those relating to the New Notes;

•	a substantial portion of our cash flows from operations would have to be dedicated to interest and principal payments and may not be available for operations, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional debt or equity financing in the future;

•	it may limit our ability to refinance all or a portion of our indebtedness on or before maturity;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we fail to make a payment on the New Notes, we could be in default on the New Notes, and this default could cause us to be in default on other indebtedness, to the extent outstanding. Conversely, a default under any other indebtedness, if not waived, could result in acceleration of the debt outstanding under the related agreement and entitle the holders thereof to bring suit for the enforcement thereof or exercise other remedies provided thereunder. In addition, such default or acceleration may result in an event of default and acceleration of other indebtedness of the Company, entitling the holders thereof to bring suit for the enforcement thereof or exercise other remedies provided thereunder. If a judgment is obtained by any such holders, such holders could seek to collect on such judgment from the assets of the Company. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us.

However, no event of default under the New Notes would result from a default or acceleration of, or suit, other exercise of remedies or collection proceeding by holders of, our other outstanding debt, if any. As a result, all or substantially all of our assets may be used to satisfy claims of holders of our other outstanding debt, if any, without the holders of the New Notes having any rights to such assets. The indenture governing the New Notes does not restrict our ability to incur additional indebtedness.

The New Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we may incur in the future.

The New Notes will not be secured by any of our assets or any of the assets of our subsidiaries. As a result, the New Notes will be effectively subordinated to any secured indebtedness that we or our subsidiaries may incur in the future (or any indebtedness that is initially unsecured to which we subsequently grant security) to the extent of the value of the assets securing such indebtedness. The indenture governing the New Notes does not prohibit us or our subsidiaries from incurring additional secured (or unsecured) indebtedness in the future. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our existing or future secured indebtedness and the secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness and may consequently receive payment from these assets before they may be used to pay other creditors, including the holders of the New Notes.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, pay interest on or refinance our indebtedness, including the New Notes and the Old Notes, depends on our future performance and our ability to generate cash flow from our operations, which is subject to economic, financial, competitive and other factors, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations to service our indebtedness, we may be required to pursue one or more financing alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at that time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The exchange ratio for the New Notes does not reflect any independent valuation of the Old Notes or the New Notes.

We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the exchange ratio for the New Notes or the relative values of the Old Notes and the New Notes.

We and our subsidiaries may incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, including secured debt. We and our subsidiaries will not be restricted under the terms of the indenture governing the New Notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the New Notes but that could diminish our ability to make payments of principal or interest on the New Notes.

The New Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The New Notes are obligations exclusively of Greenidge Generation Holdings Inc., and not of any of our subsidiaries. None of our subsidiaries is a guarantor of the New Notes, and the New Notes are not required to be guaranteed by any subsidiaries we may acquire or create in the future. Therefore, in any bankruptcy, liquidation or similar proceeding, all claims of creditors (including trade creditors) of our subsidiaries will have priority over our equity interests in such subsidiaries (and therefore the claims of our creditors, including holders of the New Notes) with respect to the assets of such subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims. Consequently, the New Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish as financing vehicles or otherwise. The indenture governing the New Notes does not prohibit us or our subsidiaries from incurring additional indebtedness in the future. In addition, future debt and security agreements entered into by our subsidiaries may contain various restrictions, including restrictions on payments by our subsidiaries to us and the transfer by our subsidiaries of assets pledged as collateral.

The indenture under which the New Notes will be issued contains limited protection for holders of the New Notes.

The indenture under which the New Notes will be issued offers limited protection to holders of the New Notes. The terms of the indenture do not and the terms of the New Notes will not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have an adverse impact on your investment in the Notes. In particular, the terms of the indenture do not and the terms of the New Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	issue debt securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the New Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the New Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in our subsidiaries and therefore rank structurally senior to the Notes with respect to the assets of our subsidiaries;

•	pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities subordinated in right of payment to the New Notes;

•	sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•	enter into transactions with affiliates;

•	create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•	make investments; or

•	create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

In addition, the indenture does not include any protection against certain events, such as a change of control, a leveraged recapitalization or “going private” transaction (which may result in a significant increase of our indebtedness levels), restructuring or similar transactions. Furthermore, the terms of the indenture do not and the terms of the New Notes will not protect holders of the New Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity. Also, an event of default or acceleration under our other indebtedness would not necessarily result in an Event of Default under the New Notes.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Notes may have important consequences for you as a holder of the New Notes, including making it more difficult for us to satisfy our obligations with respect to the New Notes or negatively affecting the trading value of the New Notes.

Other debt we issue or incur in the future could contain more protections for its holders than the indenture and the New Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for and trading levels and prices of the New Notes.

An increase in market interest rates could result in a decrease in the value of the New Notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase the New Notes, and the market interest rates subsequently increase, the market value of your New Notes may decline. We cannot predict the future level of market interest rates.

An active trading market for the New Notes may not be sustained, which could limit the market price of the Notes or your ability to sell them.

We intend to list the New Notes offered hereby under the trading symbol “GREEN”, but we cannot provide any assurances that an active trading market will develop for the New Notes or that you will be able to sell your New Notes. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. Accordingly, we cannot assure you that a liquid trading market for the New Notes will be sustained, that you will be able to sell your New Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market is not sustained, the liquidity and trading price for the New Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the New Notes for an indefinite period of time.

In addition, there may be a limited number of buyers when you decide to sell your New Notes. This may affect the price, if any, offered for your New Notes or your ability to sell your New Notes when desired or at all.

We may redeem the New Notes before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

We may redeem the New Notes in whole or in part on or after July 31, 2026, at our option at the redemption prices as described under “Description of New Notes—Optional Redemption.” In addition, we may redeem the New Notes, in whole, but not in part, at any time at our option, at a redemption price equal to 100.5% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption, upon the occurrence of certain change of control events, as described under “Description of New Notes—Optional Redemption Upon Change of Control.” If a redemption does occur, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the New Notes.

We may issue additional New Notes.

The indenture governing the New Notes provides that we may from time to time, without the consent of the holders of the New Notes, create and issue further additional New Notes which will be equal in rank to the New Notes; provided that if any such additional New Notes are not fungible with the New Notes initially offered hereby for U.S. federal income tax purposes, such further additional New Notes will have one or more separate CUSIP numbers. For the avoidance of doubt, such further additional New Notes will still constitute a single series with all other Notes issued under the indenture for all purposes, including waivers, amendments, redemptions and offers to purchase.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets.

Our subsidiaries conduct the substantial majority of our operations and own our operating assets. As a result, our ability to make required payments on the New Notes depends in part on the operations of our subsidiaries and our subsidiaries’ ability to distribute funds to us. To the extent our subsidiaries are unable to distribute, or are restricted from distributing, funds to us, we may be unable to fulfill our obligations under the New Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due on the New Notes or to make funds available for that purpose. The New Notes will not be guaranteed by any of our subsidiaries or any other person.

By tendering the Old Notes, you will lose the rights associated with the Old Notes.

If you validly tender and do not validly withdraw Old Notes in the Tender/Exchange Offer and we accept those notes for purchase or exchange, you will lose your rights as a holder of Old Notes, which are described in Section 2 of The Exchange Offers, “Description of the Old Notes and New Notes; Comparison of the Old Notes and the New Notes,” with respect to those Old Notes. For example, you will lose the right to receive interest at the annual rate of the principal amount with respect to the Old Notes you tender.

The Tender/Exchange Offer may not be consummated.

We will not be obligated to complete the Tender/Exchange Offer under certain circumstances, including, if, in our reasonable discretion, any of the conditions to the Tender/Exchange Offer is not satisfied. See Section 10 of Tender/Exchange Offer, “Conditions of the Tender/Exchange Offer” for a list of the conditions to the consummation of the Tender/Exchange Offer.

We may purchase Old Notes not tendered in the Tender/Exchange Offer following consummation of the Tender/Exchange Offer.

We may purchase or repay any Old Notes not tendered in the Tender/Exchange Offer on terms that could be more favorable to holders than the terms of the Tender/Exchange Offer. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Old Notes through cash purchases and/or exchanges for our other securities, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, if we can do so on attractive terms. Any such purchases may be made on the same terms or on terms that are more or less favorable to holders than the terms of the Tender/Exchange Offer. We also reserve the right to repay any Old Notes not tendered in the Tender/Exchange Offer. In addition, we may redeem the Old Notes for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control (as defined in the Base Indenture and First Supplemental Indenture), at a price equal to 100.5% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. If we repurchase or redeem Old Notes that are not tendered in the Tender/Exchange Offer on terms that are more favorable than the terms of the Tender/Exchange Offer, those holders that decided not to participate in the Tender/Exchange Offer would be better off than those that participated in one or more of the Tender/Exchange Offer.

RISKS RELATING TO OUR COMPANY

For a discussion of risks associated with our business, please see the discussion of risks related to our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial statements are based on, and should be read in conjunction with, our unaudited financial statements for the fiscal quarter ended March 31, 2025 and related notes thereto and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such period, all of which are incorporated by reference into this Offer to Purchase/Exchange. See “Available Information” and “Incorporation of Documents by Reference.”

The unaudited pro forma financial statements give effect to the following transactions as if such transactions were consummated on the date or at the beginning of the periods indicated including:

•	the tender and cancellation of an aggregate of $60 million principal amount of Old Notes, or 100% of the outstanding aggregate principal amount of the Old Notes, pursuant to the Tender/Exchange Offer;

•	the issuance of approximately an aggregate of $57.0 million principal amount of Old Notes and the cash payment of approximately $3.0 million in exchange for an aggregate of $60 million principal amount of Old Notes pursuant to Tender/Exchange and accrued and unpaid interest thereon; and

•	estimated fees and expenses of $120,000 related to the Tender/Exchange Offer.

The unaudited pro forma financial statements are for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the Tender/Exchange Offer actually been consummated on the dates or at the beginning of the periods presented.

Unaudited Pro Forma Condensed
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	As of March 31, 2025
	Actual	Adjustments				As Adjusted
		Subsequent Event Adjustments		Transaction Accounting Adjustments
ASSETS
CURRENT ASSETS:
Cash and cash equivalents, including restricted cash	$4,879	$(4,012)	[a]	$(3,946)	[b]	$(3,079)
Digital assets	8,405					8,405
Accounts receivable	423					423
Prepaid expenses and current other assets	2,061					2,061
Emissions and carbon offset credits	4,748					4,748
Total current assets	20,516	(4,012)		(3,946)		12,558
LONG-TERM ASSETS:
Property and equipment, net	27,153					27,153
Other long-term assets	1,861					1,861
Long-term assets held for sale	7,184					7,184
Total assets	56,714	(4,012)		(3,946)		48,756
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	3,514					3,514
Accrued emissions expense	7,166					7,166
Accrued expenses	3,526	(945)				2,581
Short-term environmental liability	250					250
Contract liability	—					—
Related party payables	135					135
Total current liabilities	14,591	(945)		—		13,646
LONG-TERM LIABILITIES:
Long-term debt, net of deferred financing fees	67,170	(3,241)	[a]	(30,142)	[c]	33,787
Environmental liabilities	30,432					30,432
Other long-term liabilities	2,763					2,763
Total liabilities	114,956	(4,186)		(30,142)		80,628
COMMITMENTS AND CONTINGENCIES (NOTE 10)
STOCKHOLDERS' DEFICIT:
Preferred stock, par value $0.0001, 20,000,000 shares authorized, none outstanding	—					—
Common stock, par value $0.0001, 500,000,000 shares authorized, 14,725,374 and 13,025,627 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	1					1
Additional paid-in capital	337,058	647	[a]			337,705
Cumulative translation adjustment	—					—
Accumulated deficit	(395,301)	(473)		26,196	[b] [c]	(369,578)
Total stockholders' deficit	(58,242)	174		26,196		(31,872)
Total liabilities and stockholders' deficit	56,714	(4,012)		(3,946)		48,756

[a] Reflects the interest payment due April 30, 2025 of $1.4 million and privately negotiated exchanges that occurred subsequent to March 31, 2025. The Company issued an aggregate of 599,000 shares of the Company's Class A common stock and $2.6 million of cash in exchange for $8.4 million aggregate principal amount of the Senior Notes.

[b] Assumes the payment of $0.8 million of accrued interest for the two months ended June 30, 2025, payment of $3.0 million of cash in exchange for $8.3 million aggregate principal amount of the Senior Notes and payment of $0.1 million of fees associated with the restructuring, with an anticipated settlement of July 1, 2025.

[c] Assumes (1) the payment of $3.0 million in cash in exchange for $8.3 million aggregate principal amount of the Senior Notes; (2) the forgiveness of $28.0 million in aggregate principal amount of Senior Notes and concurrent conversion of the remaining aggregate principal of Senior Notes to $22.0 million aggregate principal amount of New Senior Notes with a new par value of $11.00; (3) and a gain on troubled debt restructuring of $27.1 million due to restructured cash flows less than the adjusted carrying value of the Senior Notes prior to the contemplated transaction.

Unaudited Pro Forma

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

(in thousands, except per share data)

	First Quarter 2025				Fiscal Year 2024
	Actual	Adjustments		As Adjusted	Actual	Adjustments		As Adjusted
REVENUE:
Cryptocurrency mining	$4,226			$4,226	$19,061			$19,061
Datacenter hosting	5,829			5,829	29,838			29,838
Power and capacity	9,187			9,187	10,634			10,634
Total revenue	19,242	—		19,242	59,533	—		59,533
OPERATING COSTS AND EXPENSES:
Cost of revenue - cryptocurrency mining (exclusive of depreciation)	3,082			3,082	12,080			12,080
Cost of revenue - datacenter hosting (exclusive of depreciation)	6,191			6,191	22,237			22,237
Cost of revenue - power and capacity (exclusive of depreciation)	5,725			5,725	6,791			6,791
Depreciation	3,131			3,131	13,471			13,471
Selling, general and administrative	2,776			2,776	17,294			17,294
Loss (gain) on digital assets	988			988	(2,154)			(2,154)
Loss on sale of assets	137			137	641			641
Impairment of long-lived assets	—			—	169			169
Remeasurement of environmental liability	—			—	453			453
Gain on insurance proceeds	(399)			(399)	—			—
Total operating costs and expenses	21,631	—		21,631	70,982	—		70,982
Operating Loss	(2,389)	—		(2,389)	(11,449)	—		(11,449)
OTHER INCOME (EXPENSE), NET:
Interest expense, net	(2,855)	1,347	[a]	(1,508)	(7,082)	7,059	[a]	(23)
Change in fair value of warrant asset	—			—	(477)			(477)
Impairment of equity securities	—			—	(869)			(869)
Loss on liquidation of subsidiary	(348)			(348)	—			—
Other income, net	18			18	23			23
Gain on troubled debt restructure	—			—	—	27,022	[b]	27,022
Total other expense, net	(3,185)	1,347		(1,838)	(8,405)	34,081		25,676
Loss from continuing operations before taxes	(5,574)	1,347		(4,227)	(19,854)	34,081		14,227
Benefit from income taxes	(10)			(10)	(69)			(69)
Net loss	$(5,564)	$1,347		$(4,217)	$(19,785)	$34,081		$14,296

Comprehensive Loss
Net Loss	(5,564)	1,347		(4,217)	(19,785)	34,081		14,296
Foreign currency translation adjustment	—			—	(3)			(3)
Reclassification of foreign currency translation adjustment realized upon liquidation of foreign subsidiary	348			348	—			—
Comprehensive loss	$(5,216)	$1,347		$(3,869)	$(19,788)	$34,081		$14,293

Net loss per share, basic and diluted	$(0.40)			$(0.30)	$(1.88)			$1.36

Weighted Average Shares Outstanding
Weighted average shares outstanding, basic and diluted	13,938			13,938	10,504			10,504

[a] Assumes a decrease in the Company's outstanding debt principal and no recognition of interest expense on a prospective basis as a result of restructured cash flows greater than the adjusted carrying value of the Senior Notes prior to the transaction.

[b] Assumes a gain on troubled debt restructuring of $27.1 million, net of fees paid in connection with the transaction of $0.1 million, due to restructured cash flows less than the adjusted carrying value of the Senior Notes prior to the contemplated transaction.

THE TENDER/EXCHANGE OFFER

1.	Purpose of the Tender/Exchange Offer; Certain Information about the Company.

Purpose of the Tender/Exchange Offer.

We are making the Tender/Exchange Offer in order to reduce the principal amount of our outstanding indebtedness. We believe that reducing our outstanding indebtedness is necessary in order for our business to operate in light of our current asset base and revenue prospects. We have substantial operating expenses associated with our business operations and, as of March 31, 2025, we had cash and cash equivalents of $4.9 million, and total current liabilities of approximately $14.6 million. Therefore, we are conducting the Tender/Exchange Offer to improve our financial flexibility by extending the maturity date of our existing indebtedness and reducing our overall indebtedness by retiring some of the Old Notes.

Certain Information about the Company.

We are a developer and operator of datacenters focused on cryptocurrency mining and infrastructure development. We currently build, maintain and operate data centers focused on bitcoin mining, along with related power and electric infrastructure. We generate revenue from (1) datacenter hosting, (2) cryptocurrency self-mining, and (3) power and capacity sales. We are focused on utilizing our power generation and datacenter operation expertise to connect datacenter power demand with stranded electrical assets through the identification and development of new datacenter sites.

We own cryptocurrency datacenter operations in Torrey, New York (the “New York Facility”) and Columbia, Mississippi (the “Mississippi Facility”), and lease property for purposes of operating a cryptocurrency datacenter in Underwood, North Dakota (the “North Dakota Facility”). The New York Facility is a vertically integrated cryptocurrency datacenter and power generation facility with an approximately 106 megawatt (“MW”) nameplate capacity, natural gas power generation facility.

We generate all the power we require for operations in the New York Facility, where we enjoy relatively lower market prices for natural gas due to our access to the Millennium Gas Pipeline price hub. We believe our competitive advantages include efficiently designed mining infrastructure and in-house operational expertise that we believe is capable of maintaining a higher operational uptime of miners. We are mining bitcoin and hosting bitcoin miners, which contributes to the security and transactability of the bitcoin ecosystem while concurrently supplying power to assist in meeting the power needs of homes and businesses in the region served by our New York Facility.

Our datacenter operations consist of approximately 30,100 miners with approximately 3.3 EH/S of combined capacity for both datacenter hosting and cryptocurrency mining, of which 18,200 miners or 1.8 EH/s, is associated with datacenter hosting and 11,900 miners, or 1.5 EH/s is associated with our cryptocurrency mining.

Plans and Proposals.

Except as may occur in the ordinary course of its business, neither the Company nor any of its executive officers, directors or affiliates have current definitive plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (other than in the case of our subsidiaries, mergers; reorganizations or liquidations done in the ordinary course of business or for purposes of internal reorganizations);

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate;

•	any change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on our Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming delisted from the Nasdaq, or ceasing to be authorized to be quoted on the Nasdaq;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than pursuant to our stock repurchase program, stock award and incentive plan and the grant of equity-based compensation awards or other stock options to employees or directors in the ordinary course of business; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase/Exchange, our management continually assesses and reassesses possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase/Exchange, subject to our obligation to update this Offer to Purchase/Exchange to reflect material changes in the information contained herein. Holders tendering shares in the Tender/Exchange Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Old Notes resulting from such potential future events.

Corporate Information.

In 2014, Atlas Holdings LLC and its affiliates (“Atlas”) formed Greenidge Generation Holdings LLC (“GGH”) and purchased all of the equity interests in Greenidge Generation LLC (“Greenidge Generation”), which owned an idled power plant in Torrey, New York. Following the purchase, a project was commenced to convert the power plant from coal to natural gas. This included securing the right of way and constructing a 4.6-mile natural gas pipeline which we now own and operate. In May 2017, the transformed power plant commenced operations with a total generation capacity of approximately 106 MW. After the completion of a successful pilot program in 2019, we commenced cryptocurrency datacenter operations in January 2020.

In January 2021, GGH completed a corporate restructuring, pursuant to which the Company was incorporated in the State of Delaware on January 27, 2021. On January 29, 2021, the Company entered into an asset contribution and exchange agreement with the owners of GGH, pursuant to which we acquired all of the ownership interests in GGH in exchange for 700,000 shares of Common Stock. As a result of this transaction, GGH became a wholly owned subsidiary of the Company.

On September 14, 2021, we acquired Support.com pursuant to an agreement and plan of merger (the “Support Merger”) and, as a result, it began to operate as our wholly owned subsidiary. Subsequent to the Support Merger, our shares of Common Stock were listed on the Nasdaq and began trading under the symbol “GREE; which is the current trading symbol of our Common Stock.

Our principal executive offices are located at 1159 Pittsford-Victor Road, Suite 240, Pittsford, NY 14534, and our phone number is (315) 536-2359. Our website is located at www.greenidge.com; however, the information in, or that can be accessed through, our website is not part of this Offer to Purchase/Exchange. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available, free of charge, on or through our website as soon as reasonably practicable after we file such material with the SEC. See “Available Information” and “Incorporation of Documents by Reference.”

2.	Description of the Old Notes and New Notes; Comparison of the Old Notes and the New Notes.

Description of the Old Notes.

The following description of the Old Notes contained in this Offer to Purchase/Exchange is only a summary of certain provisions of the Old Notes and the Indenture dated as of October 13, 2021 (the “Base Indenture”) between the Company and Wilmington Savings Fund Society, FSB, as trustee, as amended and supplemented by the First Supplemental Indenture dated as of October 13, 2021 (the “First Supplemental Indenture”). You should read these documents in their entirety because they, and not this description, define your rights as holders of the Old Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Base Indenture, the First Supplemental Indenture and to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and to all of the provisions of the Base Indenture, the First Supplemental Indenture and those terms made a part of the Base Indenture and First Supplemental by reference to the Trust Indenture Act. A copy of the Base Indenture, the First Supplemental Indenture and Old Note have been filed as an exhibit to the Schedule TO filed with SEC in connection with this Tender/Exchange Offer.

The terms and conditions governing the Old Notes, including the covenants and other protective provisions contained in the Base Indenture and First Supplemental Indenture, will remain unchanged by the Tender/Exchange Offer. No amendment to the Base Indenture or the First Supplemental Indenture is being sought in connection with the Tender/Exchange Offer.

The Old Notes were issued pursuant to our registration statements on Form S-1 (Reg. No. 333- 259678, 333-260177 and 333-261163), which were initially filed with the SEC on September 21, 2021, October 12, 2021 and November 18, 2021, respectively. The Old Notes are governed by the Base Indenture and First Supplemental Indenture. The Old Notes are due October 31, 2026 and bear interest at a rate of 8.50% per annum, payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, beginning on January 31, 2022 and at maturity. For additional detail regarding the Old Notes, please see the section entitled “Description of Notes” in our prospectuses dated October 12, 2021 and December 3, 2021, which were filed with the SEC on October 12, 2021 and December 3, 2021, respectively.

Comparison of the Old Notes and the New Notes.

The following is a description of certain material differences between the rights of holders of the Notes and holders of shares of our Common Stock. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange, including the documents incorporated by reference, for a more complete understanding of the differences between being a holder of Notes and a holder of shares of our Common Stock.

Old Notes	New Notes
Governing Documents
The Old Notes are governed by the First Supplemental Indenture.	The New Notes will be governed by the Second Supplemental Indenture.

Par Value
$25.00	$11.00

Ranking
The Old Notes are senior unsecured obligations of the Company, and, upon our liquidation, dissolution or winding up, will rank (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii) pari passu (or equally) with our existing and future unsecured and unsubordinated indebtedness, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, and (v) structurally subordinated to all existing and future indebtedness of our subsidiaries, financing vehicles or similar facilities.	The New Notes will contain the same ranking provisions as the Old Notes.

Interest Rate
Interest on the Old Notes accrues at an annual rate equal to 8.50% from and including October 13, 2021 to, but excluding, the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, beginning on January 31, 2022 and at maturity, to the holders of record at the close of business on the immediately preceding January 15, April 15, July 15 and October 15 (and October 15 immediately preceding the maturity date), as applicable (whether or not a business day).	Interest on the New Notes will accrue at an annual rate equal to 10.00% from and including July 18, 2025 to, but excluding, the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2025 and at maturity, to the holders of record at the close of business on the immediately preceding March 31, June 30, September 30 and December 31 (and June 15 immediately preceding the maturity date), as applicable (whether or not a business day).

Maturity
The Old Notes will mature on October 31, 2026 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity.	The New Notes will mature on June 30, 2030 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity.

Redemption

The Old Notes may be redeemed for cash in whole or in part at any time at our option (i) on or after October 31, 2023 and prior to October 31, 2024, at a price equal to 102% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after October 31, 2024 and prior to October 31, 2025, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iii) on or after October 31, 2025 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

The Old Notes may be redeemed for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control (as defined in the First Supplemental Indenture), at a price equal to 100.5% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

The New Notes may be redeemed for cash in whole or in part at any time at our option (i) on or after July 31, 2026 and prior to July 31, 2027, at a price equal to 102% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after July 31, 2027 and prior to July 31, 2028, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iii) on or after July 31, 2028 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

The New Notes may be redeemed for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control (as defined in the Second Supplemental Indenture), at a price equal to 100.5% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

Certain Amendments

We can make certain changes to the Supplemental Indenture and the Old Notes without the specific approval of the holders of the Old Notes.

We cannot make certain changes to the Old Notes without the specific approval of each holder of the Old Notes, including (i) changing the stated maturity of the principal of, or any installment of interest on, any Old Note; (ii) reducing the principal amount or rate of interest of any Old Note; (iii) changing the place of payment where any Old Note or any interest is payable; (iv) impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable; (v) reducing the percentage in principal amount of holders of the Old Notes whose consent is needed to modify or amend the indenture; and (vi) reducing the percentage in principal amount of holders of the Old Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

Any other change to the indenture and the Old Notes would require the approval by holders of not less than a majority in aggregate principal amount of the outstanding Old Notes.

Consent from holders to any change to the indenture or the Notes must be given in writing. The consent of the holders of the Notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

We can make certain changes to the Second Supplemental Indenture and the New Notes without the specific approval of the holders of the New Notes, including (i) to evidence the succession of another Person to the Company, and the assumption by the successor Person of our covenants, agreements, and obligations under the indenture and the New Notes; (ii) to add to our covenants such new covenants, restrictions, conditions, or provisions for the protection of the holders of the New Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions, or provisions an event of default; (iii) to modify, eliminate, or add to any of the provisions of the indenture to such extent as necessary to effect the qualification of the indenture under the Trust Indenture Act, and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act; (iv) to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with other provisions in the Indenture or any supplemental indenture; (v) to secure the New Notes; (vi) to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the indenture or the notes as necessary to provide for or facilitate the administration of the trust by more than one trustee; and (vii) to make provisions in regard to matters or questions arising under the indenture, so long as such other provisions do not adversely affect the interest of any other holder of the New Notes in any material respect.

Any other change to the Second Supplemental Indenture and the New Notes would require the approval by holders of at least a majority in principal amount of the New Notes then outstanding voting as a single class.

Consent from holders to any change to the Second Supplemental Indenture or the New Notes must be given in writing. The consent of the holders of the New Notes is not necessary under the Second Supplemental Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Listing
The Old Notes trade on the Nasdaq, under the ticker symbol “GREEL.”	We intend to file an application to list the New Notes on Nasdaq under the symbol “GREEN.”

Description of the New Notes.

The following description is only a summary of certain provisions of the Base Indenture as supplemented by the Second Supplemental Indenture (the “Second Supplemental Indenture”) and the New Notes. You should read these documents in their entirety because they, and not this description, define your rights as holders of the New Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act, and to all of the provisions of the Base Indenture, the Second Supplemental Indenture and those terms made a part of the Base Indenture and Second Supplemental Indenture by reference to the Trust Indenture Act. A copy of the Base Indenture, Second Supplemental Indenture and New Note has been filed as an exhibit to the Schedule TO filed with SEC in connection with this Tender/Exchange Offer.

General

The New Notes:

•	will be our general unsecured, senior obligations;

•	will mature on June 30, 2030 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity;

•	will bear cash interest from July 18, 2025 at an annual rate of 10.00%, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2025, and at maturity;

•	will be redeemable at our option, in whole or in part, at any time on or after July 31, 2026, at the prices and on the terms described under “—Optional Redemption” below;

•	will be issued in denominations of $11.00 and integral multiples of $11.00 in excess thereof;

•	will not have a sinking fund;

•	anticipated to be listed on the Nasdaq under the symbol “GREEN”;

•	will be represented by one or more registered New Notes in global form, but in certain limited circumstances may be represented by New Notes in definitive form; and

•	will be redeemable at our option, in whole, but not in part, at any time upon the occurrence of certain change of control events, at the prices and on the terms described under “—Optional Redemption Upon Change of Control” below.

The Base Indenture and Second Supplemental Indenture do not limit the amount of indebtedness that we or our subsidiaries may issue. The Base Indenture and Second Supplemental Indenture do not contain any financial covenants and do not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Covenants—Merger, Consolidation or Sale of Assets” below, the Base Indenture and Second Supplemental Indenture do not contain any covenants or other provisions designed to afford holders of the New Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may from time to time, without the consent of the existing holders, issue further additional New Notes having the same terms as to status, redemption or otherwise (except the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) that may constitute a single fungible series with the New Notes; provided that if any such additional New Notes are not fungible with the New Notes initially offered hereby for U.S. federal income tax purposes, such additional New Notes will have one or more separate CUSIP numbers. For the avoidance of doubt, such additional New Notes will still constitute a single series with all other New Notes issued under the indenture for all purposes, including waivers, amendments, redemptions and offers to purchase.

Ranking

The New Notes are senior unsecured obligations of the Company, and, upon our liquidation, dissolution or winding up, will rank (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii) pari passu (or equally) with our existing and future unsecured and unsubordinated indebtedness, including the Old Notes, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, and (v) structurally subordinated to all existing and future indebtedness of our subsidiaries, financing vehicles or similar facilities. See “Risk Factors—The New Notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness that we may incur in the future.” The New Notes will be obligations solely of the Company and will not be guaranteed by any of our subsidiaries.

We derive substantially all of our operating income and cash flow from our investments in our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the New Notes. As a result, the New Notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries. See “Risk Factors—The New Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.”

As of March 31, 2025, we had approximately $67.2 million of outstanding indebtedness, inclusive of $67.2 million of our Old Notes, which was unsecured.

Interest

Interest on the New Notes will accrue at an annual rate equal to 10.00% from and including July 18, 2025 to, but excluding, the maturity date or earlier acceleration or redemption and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2025 and at maturity, to the holders of record at the close of business on the immediately preceding March 15, June 15, September 15 and December 15 (and June 15 immediately preceding the maturity date), as applicable (whether or not a business day).

The initial interest period for the New Notes will be the period from and including July 18, 2025, to, but excluding, December 31, 2025, and subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

“Business day” means, for any place where the principal and interest on the New Notes is payable, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in New York or Wilmington, Delaware are authorized or obligated by law or executive order to close.

Optional Redemption

Except as described below and under “—Optional Redemption Upon Change of Control,” the New Notes will not be redeemable by us at our option prior to July 31, 2026.

The New Notes may be redeemed for cash in whole or in part at any time at our option (i) on or after July 31, 2026 and prior to July 31, 2027, at a price equal to 102% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after July 31, 2027 and prior to July 31, 2028, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iii) on or after July 31, 2028 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

In each case, redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the New Notes or a discharge of the indenture. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

If less than all of the New Notes are to be redeemed, the particular New Notes to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee from the outstanding New Notes not previously called for redemption, by lot, or in the trustee’s reasonable determination, on a pro rata basis, provided that the unredeemed portion of the principal amount of any New Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such New Notes. The trustee will promptly notify us in writing of the New Notes selected for redemption and, in the case of any New Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the New Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with DTC’s applicable procedures.

The trustee shall have no obligation to calculate any redemption price or any component thereof, and the trustee shall be entitled to receive and conclusively rely upon an officer’s certificate delivered by the Company that specifies any redemption price.

Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the New Notes called for redemption.

We may at any time, and from time to time, purchase New Notes at any price or prices in the open market or otherwise.

Optional Redemption Upon Change of Control

The New Notes may be redeemed for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control, at a price equal to 100.5% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption. Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

A “Change of Control” will be deemed to have occurred at the time after the New Notes are originally issued if:

(1)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company;

(2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100.0% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)	“Continuing Directors” (as defined below) cease to constitute at least a majority of the Company’s board of directors; or

(4)	if after the New Notes are initially listed on the Nasdaq or another national securities exchange, the New Notes fail, or at any point cease, to be listed on the Nasdaq or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the New Notes are initially listed on the Nasdaq or another national securities exchange, such New Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

“Continuing Director” means a director who either was a member of our board of directors on the issue date of the New Notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval by such election or appointment.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Events of Default

Holders of our New Notes will have rights if an Event of Default occurs in respect of the New Notes and is not cured, as described later in this subsection. The term “Event of Default” in respect of the New Notes means any of the following:

•	we do not pay interest on any New Note when due, and such default is not cured within 30 days;

•	we do not pay the principal of the New Notes when due and payable;

•	we breach any covenant or warranty in the indenture with respect to the New Notes and such breach continues for 60 days after we receive a written notice of such breach from the trustee or the holders of at least 25% of the principal amount of the New Notes; and

•	certain specified events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days.

The trustee may withhold notice to the holders of the New Notes of any default, except in the payment of principal, premium, if any, or interest, if the trustee in good faith determines the withholding of notice to be in the interest of the holders of the New Notes.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the New Notes, or else specifying any default, its status and what actions we are taking or propose to take with respect thereto.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% of the outstanding principal amount of the New Notes may declare the entire principal amount of the New Notes, together with accrued and unpaid interest, if any, to be due and payable immediately by a notice in writing to us and, if notice is given by the holders of the New Notes, the trustee. This is called an “acceleration of maturity.” If the Event of Default occurs in relation to our filing for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, the principal amount of the New Notes, together with accrued and unpaid interest, if any, will automatically, and without any declaration or other action on the part of the trustee or the holders, become immediately due and payable.

At any time after a declaration of acceleration of the New Notes has been made by the trustee or the holders of the New Notes, and before any judgment or decree for payment of money due has been obtained by the trustee, the holders of a majority of the outstanding principal of the New Notes, as a single series, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee all amounts due and owed with respect to the New Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (ii) any other Events of Default have been cured or waived.

At our election, the sole remedy with respect to an Event of Default due to our failure to comply with certain reporting requirements under the Trust Indenture Act or under “—Covenants—Reporting” below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the New Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the trustee or the holders of not less than 25% of the outstanding principal amount of the New Notes, may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If we choose to pay such additional interest, we must notify the trustee and the holders of the New Notes by certificate of our election at any time on or before the close of business on the first business day following the Event of Default and we shall deliver to the trustee an officer’s certificate (upon which the trustee may rely conclusively) to that effect stating (i) the amount of such additional interest that is payable and (ii) the date on which such additional interest is payable. Unless and until the trustee receives such a certificate, the trustee may assume without inquiry that no such additional interest is payable and the trustee shall not have any duty to verify our calculations of additional interest.

Before a holder of the New Notes is allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce such holder’s rights relating to the New Notes, the following must occur:

•	such holder must give the trustee written notice that the Event of Default has occurred and remains uncured;

•	the holders of at least 25% of the outstanding principal of the New Notes must have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

•	such holder or holders must have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority of the outstanding principal of the New Notes.

No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

The holders of a majority in principal amount of the outstanding New Notes may waive any default or Event of Default and its consequences, except defaults or Events of Default regarding payment of principal, premium, if any, or interest, unless we have cured the default or Event of Default in accordance with the indenture. Any waiver shall cure the default or Event of Default.

Subject to the terms of the indenture, if an Event of Default occurs and continues, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered the trustee security or indemnity satisfactory to the trustee. The holders of a majority in principal amount of the outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the New Notes, provided that:

•	the direction so given by the holder is not in conflict with any law or the indenture, nor does it subject the trustee to a risk of personal liability in respect of which the trustee has not received indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action; and

•	the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

A holder of the New Notes will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of the then-outstanding New Notes have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture, and such holders have offered security or indemnity satisfactory to the trustee to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding New Notes other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder if we default in the payment of the principal, premium, if any, or interest on, the New Notes.

Book-entry and other indirect holders of the New Notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Waiver of Defaults

The holders of not less than a majority of the outstanding principal amount of the New Notes may on behalf of the holders of all New Notes waive any past default with respect to the New Notes other than (i) a default in the payment of principal, premium, if any, or interest on the New Notes when such payments are due and payable (other than by acceleration as described above), or (ii) in respect of a covenant that cannot per the terms of the indenture be modified or amended without the consent of each holder of Notes.

Covenants

In addition to standard covenants relating to payment of principal, premium, if any, and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by us and related matters, the following covenants apply to the New Notes.

Merger, Consolidation or Sale of Assets

The indenture provides that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:

•	we are the surviving entity or the entity (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made will be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	the surviving entity (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such surviving entity, the due and punctual payment of the principal of, and premium, if any, and interest on, all the New Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;

•	immediately after giving effect to such transaction or series of related transactions, no default or Event of Default has occurred and is continuing; and

•	in the case of a merger where the surviving entity is other than us, we or such surviving entity will deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with; provided that in giving an opinion of counsel, counsel may rely on an officers’ certificate as to any matters of fact, including as to the satisfaction of the preceding bullet.

The surviving entity (if other than us) will succeed to, and be substituted for, and may exercise every right and power of, the Company under the New Notes, the Base Indenture and Second Supplemental Indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the New Notes, the Base Indenture and Second Supplemental Indenture.

Reporting

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of New Notes and the trustee, for the period of time during which the New Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with U.S. generally accepted accounting principles, as applicable.

The posting or delivery of any such information, documents and reports to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under the indenture (as to which the trustee is entitled to rely exclusively on an officer’s certificate). The trustee shall have no duty to review or analyze reports, information and documents delivered to it. Additionally, the trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with any protected online data system or participate on any conference calls.

Modification or Waiver

There are three types of changes we can make to the Base Indenture, Second Supplemental Indenture and the New Notes:

Changes Not Requiring Approval

We can make certain changes to the Base Indenture, Second Supplemental Indenture and the New Notes without the specific approval of the holders of the New Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the New Notes in any material respect and include changes:

•	to evidence the succession of another Person to the Company , and the assumption by the successor Person of our covenants, agreements, and obligations under the indenture and the New Notes;

•	to add to our covenants such new covenants, restrictions, conditions, or provisions for the protection of the holders of the New Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions, or provisions an Event of Default;

•	to modify, eliminate, or add to any of the provisions of the indenture to such extent as necessary to effect the qualification of the indenture under the Trust Indenture Act, and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;

•	to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with other provisions in the indenture or in any supplemental indenture;

•	to secure the New Notes;

•	to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the indenture or the notes as necessary to provide for or facilitate the administration of the trust by more than one trustee; and

•	to make provisions in regard to matters or questions arising under the indenture, so long as such other provisions do not adversely affect the interest of any other holder of the New Notes in any material respect.

Changes Requiring Majority Approval

Any other change to the Base Indenture (as it relates to the New Notes), the Second Supplemental Indenture and the New Notes would require the approval by holders of at least a majority in principal amount of the New Notes then outstanding voting as a single class.

Consent from holders to any change to the Base Indenture (as it relates to the New Notes), Second Supplemental Indenture and the New Notes must be given in writing. The consent of the holders of the New Notes is not necessary under the Base Indenture and Second Supplemental Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Further Details Concerning Voting

The amount of New Notes deemed to be outstanding for the purpose of voting will include all the New Notes authenticated and delivered under the indenture as of the date of determination except:

•	New Notes canceled by the trustee or delivered to the trustee for cancellation;

•	New Notes for which we have deposited with the trustee or paying agent or set aside in trust money for their payment or redemption and, if money has been set aside for the redemption of the New Notes, notice of such redemption has been duly given pursuant to the indenture to the satisfaction of the trustee;

•	New Notes held by the Company, its subsidiaries or any other entity which is an obligor under the Notes, unless such New Notes have been pledged in good faith and the pledgee is not the Company, an affiliate of the Company or an obligor under the New Notes;

•	New Notes which have undergone full defeasance, as described below; and

•	New Notes which have been paid or exchanged for other New Notes due to such New Notes loss, destruction or mutilation, with the exception of any such New Notes held by bona fide purchasers who have presented proof to the trustee that such New Notes are valid obligations of the Company.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the New Notes that are entitled to vote or take other action under the indenture, and the trustee will generally be entitled to set any day as a record date for the purpose of determining the holders of the New Notes that are entitled to join in the giving or making of any Notice of Default, any declaration of acceleration of maturity of the New Notes, any request to institute proceedings or the reversal of such declaration. If we or the trustee set a record date for a vote or other action to be taken by the holders of the New Notes that vote or action can only be taken by persons who are holders of the New Notes on the record date and, unless otherwise specified, such vote or action must take place on or prior to the 180th day after the record date. We may change the record date at our option, and we will provide written notice to the trustee and to each holder of the New Notes of any such change of record date.

Discharge

The Indenture and Second Supplemental Indenture provide that we can elect to be discharged from our obligations with respect to the New Notes, except for specified obligations, including obligations to:

•	register the transfer or exchange of the New Notes;

•	replace stolen, lost or mutilated New Notes;

•	maintain paying agencies; and

•	hold monies for payment in trust.

In order to exercise our rights to be discharged, we must (i) deposit with the trustee money or U.S. government obligations, or a combination thereof, sufficient (to the extent of any U.S. government obligations, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the New Notes on the applicable due date) to pay all the principal of, any premium and interest on, the New Notes on the dates payments are due, (ii) deliver irrevocable instructions to the trustee to apply the deposited cash and/or U.S. government obligations toward the payment of the New Notes at maturity or on the redemption date, as the case may be, and (iii) deliver an officer’s certificate and opinion of counsel to the trustee stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

“U.S. government obligations” means securities that are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which in either case, are not callable or redeemable by the issuer thereof and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. government obligations or a specific payment of principal of or interest on any such U.S. government obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligations or the specific payment of principal of or interest on the U.S. government obligations evidenced by such depository receipt.

Defeasance

The following defeasance provisions will be applicable to the New Notes. “Defeasance” means that, by irrevocably depositing with the trustee an amount of cash denominated in U.S. dollars and/or U.S. government obligations sufficient to pay all principal and interest, if any, on the New Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the New Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the indenture governing the New Notes. The consequences to the holders of the New Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the New Notes could not be accelerated for any reason, the holders of the Notes nonetheless would be guaranteed to receive the principal and interest owed to them.

Covenant Defeasance

Under the Base Indenture and Second Supplemental Indenture, we have the option to take the actions described below and be released from some of the restrictive covenants under the Base Indenture and Second Supplemental Indenture under which the New Notes were issued. This is called “covenant defeasance.” In that event, holders of the New Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the New Notes. In order to achieve covenant defeasance, the following must occur:

•	we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the New Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the New Notes on their various due dates;

•	we must deliver to the trustee an opinion of counsel stating that under U.S. federal income tax law, we may make the above deposit and covenant defeasance without causing holders to be taxed on the New Notes differently than if those actions were not taken;

•	we must deliver to the trustee an officers’ certificate stating that the New Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;

•	no default or Event of Default with respect to the New Notes has occurred and is continuing, and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

•	the covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

•	the covenant defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;

•	the covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

•	we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the covenant defeasance have been complied with.

Full Defeasance

If there is a change in U.S. federal income tax law, we can legally release ourselves from all payment and other obligations on the New Notes if we take the following actions below:

•	we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm, of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the New Notes on their various due dates;

•	we must deliver to the trustee an opinion of counsel confirming that there has been a change to the current U.S. federal income tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing holders to be taxed on the New Notes any differently than if we did not make the deposit;

•	we must deliver to the trustee an officers’ certificate stating that the New Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;

•	no default or Event of Default with respect to the New Notes has occurred and is continuing and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

•	the full defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

•	the full defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;

•	the full defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

•	we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the full defeasance have been complied with.

In the event that the trustee is unable to apply the funds held in trust to the payment of obligations under the New Notes by reason of a court order or governmental injunction or prohibition, then those of our obligations discharged under the full defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the trustee is permitted to apply all funds held in trust under the procedure described above to the payment of obligations under the New Notes. However, if we make any payment of principal, premium, if any, or interest on the New Notes to the holders, we will have the right to receive such payments from the trust in the place of the holders.

Counsel may rely on an officers’ certificate as to any matters of fact in giving an opinion of counsel in connection with the full defeasance or covenant defeasance provisions.

Listing

We intend to list the New Notes on the Nasdaq under the trading symbol “GREEN”.

Governing Law

The Indenture, the Second Supplemental Indenture and the New Notes will be governed by and construed in accordance with the laws of the State of New York.

Global Notes; Book-Entry Issuance

The New Notes will be issued in the form of one or more global certificates (“Global Notes”) registered in the name of DTC. DTC has informed us that its nominee will be Cede & Co.

Accordingly, we expect Cede & Co. to be the initial registered holder of the New Notes. No person that acquires a beneficial interest in the New Notes will be entitled to receive a certificate representing that person’s interest in the New Notes except as described herein. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of the New Notes will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or “Direct Participants,” deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”).

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). DTC has an S&P rating of AA+ and a Moody’s rating of Aaa. The DTC Rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of the New Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Notes on DTC’s records. The ownership interest of each actual purchaser of each New Note (the “Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the New Notes, except in the event that use of the book-entry system for the New Notes is discontinued.

To facilitate subsequent transfers, all New Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the New Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the New Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the New Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the New Notes to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the New Notes unless authorized by a Direct Participant in accordance with DTC’s applicable procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and interest payments on the New Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable trustee or depositary on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with the New Notes held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable trustee or depositary, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee or depositary. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

None of the Company, the trustee, any depositary, or any agent of any of them will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Termination of a Global Note

If a Global Note is terminated for any reason, interest in it will be exchanged for certificates in non-book-entry form as certificated securities. After such exchange, the choice of whether to hold the certificated New Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a Global Note transferred on termination to their own names, so that they will be holders of the New Notes. See “—Form, Exchange and Transfer of Certificated Registered Securities.”

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s or DTC’s records, as applicable, as the owner of the New Notes at the close of business on the record date for the applicable interest payment date, even if that person no longer owns the Note on the interest payment date. Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling the New Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.

Payments on Global Notes

We will make payments on the New Notes so long as they are represented by Global Notes in accordance with the applicable policies of the depositary in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interest in the Global Notes. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

In the event the New Notes become represented by certificates, we will make payments on the New Notes as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder of the New Note at his or her address shown on the trustee’s records as of the close of business on the record date. We will make all payments of principal by check or wire transfer at the office of the trustee in the contiguous United States and/or at other offices that may be specified in the indenture or a notice to holders against surrender of the New Note.

Payment When Offices Are Closed

If any payment is due on the New Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date. Such payment will not result in a default under the New Notes, the Base Indenture or the Second Supplemental Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the New Notes.

Form, Exchange and Transfer of Certificated Registered Securities

New Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notified us at any time that it is unwilling or unable to continue as depositary for the Global Notes;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended; or

•	an Event of Default with respect to such Global Note has occurred and is continuing.

Holders may exchange their certificated securities for New Notes of smaller denominations or combined into fewer New Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $11.00.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering the New Notes in the name of holders transferring New Notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts.

Holders will not be required to pay a service charge for any registration of transfer or exchange of their certificated securities, but they may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we redeem any of the New Notes, we may block the transfer or exchange of those New Notes selected for redemption during the period beginning 15 days before the day we deliver the notice of redemption and ending on the day of such delivery, in order to determine or fix the list of holders. We may also refuse to register transfers or exchanges of any certificated New Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any New Note that will be partially redeemed.

About the Trustee

Wilmington Savings Fund Society, FSB is the trustee under the Base Indenture and Second Supplemental Indenture and will be the principal paying agent and registrar for the New Notes. The trustee may resign or be removed with respect to the New Notes provided that a successor trustee is appointed to act with respect to the New Notes.

3.	Terms of the Tender/Exchange Offer

Pursuant to the Tender/Exchange Offer, holders may elect to receive:

(1)	New Notes in an amount equal to $11.00 principal amount of New Notes for each $25.00 principal amount of Old Notes exchanged. The New Notes will be issued in principal denominations of $11.00 and integral multiples of $11.00 in excess thereto; or

(2)	cash, subject to the Cash Payment Limit, in an amount equal to $8.50 for each $25.00 principal amount of Old Notes tendered, provided that if the holder tenders on or before the Early Tender Date, then cash, subject to the Cash Payment Limit, in the amount equal to $9.00 for each of the $25.00 principal amount of Old Notes tendered. If the cash required to purchase all of the Old Notes tendered under the Tender Option exceeds the Cash Payment Limit, we will accept the Old Notes tendered for purchase on a pro rata basis. After application of the pro rata calculation, we will round the principal amount of the Old Notes to be accepted for purchase down to the nearest $25.00 principal amount.

Only holders validly tendering their Old Notes pursuant to the Tender Option at or prior to the Early Tender Date and whose Old Notes are accepted for purchase will be eligible to receive the Early Tender Premium which is equal to $9.00. Holders validly tendering their Old Notes pursuant to the Tender Option after the Early Tender Date and at or prior to the Expiration Date and whose Old Notes are accepted for purchase will only be eligible to receive the $8.50 for each such Old Note. In the event the Cash Payment Limit is reached as of the Early Tender Date, we reserve the right, at our option, not to accept any additional Old Notes tendered after the Early Tender Date pursuant to the Tender Option.

Promptly following the Early Tender Date, whether or not the Tender/Exchange Offer is fully subscribed, we may, at our option, accept for purchase Old Note validly tendered pursuant to the Tender Option, subject to certain adjustments and other terms and conditions of the Tender/Exchange Offer. In the event that we exercise such option and the Cash Payment Limit is reached as of the Early Tender Date, proration shall be determined in accordance with the terms of the Offer to Purchase/Exchange as of the Early Tender Date. Payment for such accepted Old Notes, if any, will be made on the Early Settlement Date at the Early Tender Premium, less any applicable withholding taxes.

Accrued and unpaid interest up to, but not including, the settlement date, on Old Notes validly tendered pursuant to the Tender Option and not withdrawn will be paid in cash. Accrued and unpaid interest up to, but not including, the settlement date, on Old Notes validly tendered pursuant to the Exchange Option and not withdrawn will added to the principal amount of the New Notes. Only Old Notes validly tendered and not properly withdrawn from the Tender/Exchange Offer will be exchanged or purchased in the Tender/Exchange Offer. Old Notes not properly tendered or exchanged in the Tender/Exchange Offer will be returned to the tendering holders, at our expense, promptly after the expiration of the Tender/Exchange Offer.

As of June 16, 2025, an aggregate of approximately $58,274,700 principal amount of the Old Notes were outstanding. The CUSIP number assigned to the Old Notes is set forth on the cover of this Offer to Purchase/Exchange.

The Exchange Option Consideration consisting of New Notes to be issued in the Tender/Exchange Offer has not been registered with the SEC. As described elsewhere in this Offer to Purchase/Exchange, the issuance of New Notes upon exchange of the Old Notes in the Tender/Exchange Offer is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. In addition, you are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See Section 18, “Certain Securities Laws Considerations.”

Proration for the Tender Option. We are limiting the amount of cash to be paid to purchase the Old Notes to $3.0 million. If the cash required to purchase the aggregate principal amount of the Old Notes tendered under the Tender Option exceeds the Cash Payment Limit, we will prorate the amount of cash paid to each holder based on the ratio of the aggregate principal amount of the Old Notes tendered by a holder pursuant to the Tender Option to the total aggregate principal amount of Old Notes tendered pursuant to the Tender Option. The balance of any Old Notes tendered under the Tender Option but not accepted for purchase for cash will be returned to the holder and remain outstanding.

Conditions. Our obligation to accept for exchange or purchase, and to exchange for or purchase, Old Notes validly tendered pursuant to the Purchase/Exchange Offer is conditioned upon the satisfaction or waiver (to the extent permitted by law), on or prior to the Early Tender Date or Expiration Date, as applicable, of the conditions set forth in Section 10, “Conditions of the Tender/Exchange Offer.” If by the Expiration Date any or all of such conditions have not been satisfied, we reserve the right (but will not be obligated) to (a) extend or otherwise amend the Tender/Exchange Offer in any respect by giving oral (confirmed in writing) or written notice of such amendment to the Exchange Agent and making public disclosure of such extension or amendment to the extent required by law, or (b) waive any or all of the conditions and, subject to compliance with applicable rules and regulations of the SEC, exchange or purchase Old Notes validly tendered pursuant to one or more of the Tender/Exchange Offer.

Expiration of the Tender/Exchange Offer. The Tender/Exchange Offer will expire at 5:00 p.m., New York City time, on Thursday, July 17, 2025, subject to our right to extend that date and time in our sole discretion, in which case, the Expiration Date will mean the latest date and time to which the Tender/Exchange Offer is extended.

To be eligible to receive the Early Tender Premium, you must tender pursuant to the Tender Option and not validly withdraw your Old Notes at or prior to 5:00 p.m., New York City time, on Wednesday, July 2, 2025 unless extended or earlier terminated by us, in each case, in our sole discretion.

4.	Amendment; Extension; Waiver; Termination.

Subject to applicable securities laws and the terms and conditions set forth in this Offer to Purchase/Exchange, we expressly reserve the right (but will not be obligated), at any time or from time to time, on or prior to the Early Tender Date or Expiration Date, as applicable, regardless of whether or not any of the events set forth in Section 10, “Conditions of the Tender/Exchange Offer” shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Tender/Exchange Offer, (b) further extend the Tender/Exchange Offer, or (c) otherwise amend the Tender/Exchange Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Tender/Exchange Offer described under Section 10, “Conditions of the Tender/Exchange Offer.” Irrespective of any amendment to any Tender/Exchange Offer, all Old Notes previously tendered pursuant to the Tender/Exchange Offer and not accepted for purchase or exchange or withdrawn will remain subject to the Tender/Exchange Offer and may be accepted thereafter for purchase or exchange by us.

If we materially change the terms of the Tender/Exchange Offer or the information concerning the Tender/Exchange Offer, or if we waive a material condition to the Tender/Exchange Offer, we will disseminate additional information and extend the Tender/Exchange Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, further extend any Exchange Offer for any other reason. If the consideration for the Tender/Exchange Offer is increased or decreased, the Tender/Exchange Offer will remain open at least 10 business days from the date we first give notice of such increase or decrease to holders, by press release or otherwise.

Any further extension, amendment or termination of the Tender/Exchange Offer by us will be followed promptly by a public announcement thereof. Any public announcement made under the Tender/Exchange Offer will be disseminated promptly to holders in a manner reasonably designed to inform holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national newswire service.

If for any reason the acceptance for purchase or exchange (whether before or after any Old Notes have been accepted for purchase or exchange pursuant to the Purchase/Exchange Offer), or the purchase of or exchange for, Old Notes subject to the Tender/Exchange Offer is delayed or if we are unable to accept for purchase or exchange, or purchase or exchange for, Old Notes pursuant to the Tender/Exchange Offer, then, without prejudice to our rights under the Tender/Exchange Offer, tendered Old Notes may be retained by the Exchange Agent on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c)), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the consideration in the Tender/Exchange Offer for the Old Notes which we have accepted for purchase or exchange pursuant to an Tender/Exchange Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer.

5.	Certain Significant Considerations.

The following considerations, in addition to other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder before deciding whether to tender Old Notes pursuant to the Tender/Exchange Offer.

Position of the Company Concerning the Tender/Exchange. Our Board of Directors has approved the Tender/Exchange Offer. However, neither we nor any member of our Board of Directors, the Information Agent or the Exchange Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Old Notes in the Tender/Exchange Offer. Neither we nor any member of our Board of Directors, the Information Agent or the Exchange Agent has authorized any person to make any recommendation with respect to the Tender/Exchange Offer. You must make your own decision as to whether to tender your Old Notes and, if so, the aggregate principal amount of Old Notes to tender and the consideration you choose to accept. In doing so, you should consult your own investment and tax advisors, and read carefully and evaluate the information in this Offer to Purchase/Exchange and in the related Letter of Transmittal, including our reasons for making the Tender/Exchange Offer.

Necessity of Raising Additional Capital; Substantial Existing Indebtedness. We believe our existing cash and cash equivalents, together with digital assets, cash generated from operations and the proceeds from the sale of the South Carolina Facility, will be sufficient to fund our operations and satisfy our current obligations through the next 12 months. However, our projected operating cash flows are not sufficient in the long term to meet our existing long-term debt obligations and will only be sufficient to fund operations and current operations if bitcoin mining economics remain at or above current levels. While the Company believes it will be successful in its efforts to improve liquidity, which will allow it to meet its financial commitments for at least the next 12 months, there can be no assurance that these efforts will be successful. Our operating cash flows are highly dependent on bitcoin mining economics commonly measured by hashprice. Increases in the price of bitcoin benefit us by increasing the amount of revenue earned for each bitcoin earned. Increases in the difficulty to mine a bitcoin adversely affect us by decreasing the number of bitcoin earned. Increases in the costs of electricity, natural gas, and emissions credits adversely affect us by increasing operating costs. Depending on our assumptions regarding the bitcoin hashprice and energy price inputs, the estimates of the amounts of required liquidity vary significantly. There can be no assurances that these assumptions used to estimate liquidity requirements and future cash burn rates will be correct, and the ability to be predictive is uncertain due to the limited ability to predict future bitcoin and energy prices. While the Company believes it will be successful in its efforts to improve liquidity, which will allow it to meet its financial commitments for at least the next 12 months, there can be no assurance that these efforts will be successful. Assuming we exchange 100% of the outstanding Old Notes in the Tender/Exchange Offers, we believe that the reduction in interest expense related to the Old Notes will improve our ability to meet our obligations.

Risk of Reduced Claim in the Event of a Bankruptcy. If a bankruptcy petition was filed against us or we filed a bankruptcy petition on or within 90 days (or within one year if the tendering holder is an insider) following the consummation of the Tender/Exchange Offer, it is possible that the payments we make to tendering holders may constitute a voidable preference under U.S. bankruptcy law. For such a payment to be recovered as a voidable preference, we must have been insolvent at the time of the consummation of the Tender/Exchange Offer. There is a presumption that a debtor is insolvent during the 90 days prior to the filing of a bankruptcy petition, but a tendering holder might try to rebut this presumption. We believe that we are presently solvent and that we will be solvent after consummation of the Tender/Exchange Offer, but we can give no assurances that a court would not reach a contrary conclusion. If the tender of the Old Notes is deemed to be a voidable preference, the tendering holder could be forced to return any payment received from us in the Tender/Exchange Offer and the claim of the holder in subsequent bankruptcy proceedings may be limited to the amount returned rather than the principal amount of any Old Notes tendered by such holder. As a result, holders who tender their Old Notes in the Tender/Exchange Offer may have a reduced claim as opposed to holders who do not tender in the Tender/Exchange Offer if a bankruptcy petition is filed against us or we file a bankruptcy petition on or within 90 days (or within one year if the tendering holder is an insider) following the consummation of the Tender/Exchange Offer.

Conditions to the Consummation of the Tender/Exchange Offer and Related Risks. The Tender/Exchange Offer is subject to conditions described in more detail in Section 10, “Conditions of the Tender/Exchange Offer.” See also “Risk Factors” and the paragraphs entitled “Necessity of Raising Additional Capital; Substantial Existing Indebtedness” and “Risk of Reduced Claim in the Event of a Bankruptcy” above in this section.

Purchase of Old Notes following Consummation of the Tender/Exchange Offer. We may purchase or repay any Old Notes not tendered in the Tender/Exchange Offer on terms that could be more favorable to holders than the terms of the Tender/Exchange Offer. We may, at any time and from time to time, purchase or retire additional amounts of our outstanding Old Notes through cash purchases and/or exchanges for our other securities, in open market transactions or privately negotiated transactions, or through subsequent tender or exchange offers, repayment at maturity or otherwise, if we can do so on attractive terms. Any such purchases may be made on the same terms or on terms that are more or less favorable to holders than the terms of the Tender/Exchange Offer. We also reserve the right to repay any Old Notes not tendered in the Tender/Exchange Offer through redemption of the Old Notes or at maturity. In addition, we may redeem for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control (as defined in the First Supplemental Indenture), at a price equal to 100.5% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. If we repurchase or redeem Old Notes that are not tendered in the Tender/Exchange Offer on terms that are more favorable than the terms of the Tender/Exchange Offer, those holders that decided not to participate in the Tender/Exchange Offer would be better off than those that participated in the Tender/Exchange Offer.

Treatment of Old Notes Not Tendered in the Exchange Offers. Old Notes not tendered and purchased or exchanged in the Tender/Exchange Offer will remain outstanding. The terms and conditions governing the Old Notes, including the covenants and other protective provisions contained in the Base Indenture and First Supplemental Indenture, will remain unchanged. No amendment to the Base Indenture or First Supplemental is being sought in connection with the Tender/Exchange Offer.

We may redeem Old Notes for cash in whole or in part at any time at our option (i) on or after October 31, 2023 and prior to October 31, 2024, at a price equal to 102% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, (ii) on or after October 31, 2024 and prior to October 31, 2025, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, and (iii) on or after October 31, 2025 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption. See Section 2, “Description of the Old Notes and New Notes; Comparison of the Old Notes and New Notes.” However, there can be no assurance that the holders will have any further opportunity to gain liquidity with respect to the Old Notes, except as otherwise expressly required under the Base Indenture and First Supplemental Indenture. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from exchanging or purchasing any Notes, other than in the Tender/Exchange Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

We may not be able to pay our debt and other obligations. If our cash flow is inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on the Old Notes outstanding after the consummation of the Tender/Exchange Offer or our other obligations, we may be in default under the terms thereof, which would permit the holders to accelerate the maturity of the Old Notes and also could cause defaults under future indebtedness we may incur. Any such default could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, we cannot assure you that we would be able to repay amounts due in respect of the Old Notes if payment of the Old Notes were to be accelerated following the occurrence of an event of default as defined in the Base Indenture and First Supplemental Indenture.

6.	Procedures for Tendering Old Notes.

Proper Tender of Old Notes. For Old Notes held through a broker, dealer, commercial bank, trust company or other nominee to be validly tendered pursuant to the Tender/Exchange Offer, the Depositary must receive confirmation of receipt of such Old Notes from DTC pursuant to the DTC transfer procedures outlined below on or prior to the Expiration Date or Early Tender Date, as applicable. For Old Notes held in certificated form, the certificates evidencing such Old Notes together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received on or prior to the Expiration Date or Early Tender Date, as applicable, by the Exchange Agent at its address set forth on the back cover of this Offer to Purchase/Exchange. The tender of Old Notes pursuant to the Tender/Exchange Offer and pursuant to one of these procedures (subject to the right to withdraw tendered Old Notes set forth in Section 7, “Withdrawal of Tenders”) will constitute a binding agreement between the tendering holder and us with respect to the Tender/Exchange Offer upon subsequent acceptance of such tender by us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal regardless of whether such tendering holder is required to complete and submit a Letter of Transmittal.

Except as provided below in the section “Guaranteed Delivery,” unless the Old Notes being tendered are deposited with the Exchange Agent on or prior to the Early Tender Date or Expiration Date, as applicable (accompanied by a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message), we may, at our option, reject such tender. Consideration for the Old Notes will be made only against deposit of the tendered Old Notes and delivery of any other required documents.

Holders desiring to tender their Old Notes on the Early Tender Date or Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Early Tender Date or Expiration Date. Tenders not received by the Exchange Agent on or prior to the Early Tender Date or Expiration Date will be disregarded and deemed not validly tendered.

Tender of Old Notes Held Through DTC. The Exchange Agent and DTC have confirmed to us that the Tender/Exchange Offer is eligible for transfer through DTC’s ATOP procedures. Accordingly, DTC participants may electronically transmit their acceptance of the applicable Exchange Offer(s) by causing DTC to transfer Old Notes to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Exchange Agent. Holders tendering through DTC’s ATOP procedures are not required to complete and send a copy of the Letter of Transmittal to the Exchange Agent in order to validly tender their Old Notes.

The Exchange Agent will establish and maintain one or more accounts with respect to the Old Notes at DTC promptly after the date of this Offer to Purchase/Exchange (to the extent such arrangements have not been made previously by the Exchange Agent), and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of the Old Notes may make delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent’s account in accordance with the ATOP procedures for such transfer. The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent which states that DTC has received an express acknowledgment from the DTC participant (i) tendering Old Notes which are held through DTC, and (ii) acknowledging that such DTC participant has received and agrees to be bound by the terms of the Tender/Exchange Offer, as set forth in this Offer to Purchase/Exchange and the Letter of Transmittal, and that we may enforce such agreement against such participant. The Exchange Agent’s confirmation of an Agent’s Message, and transfer of Old Notes into the Exchange Agent’s account at DTC, form a “Book-Entry Confirmation” pursuant to the ATOP procedures.

Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes pursuant to the Tender/Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender Old Notes on such beneficial owner’s behalf through the ATOP procedures.

If a beneficial owners wishes to tender Old Notes themselves, such beneficial owners must, prior to completing and executing the Letter of Transmittal and delivering such Old Notes, make appropriate arrangements to register ownership of the Old Notes in such beneficial owners’ names. The transfer of record ownership may take considerable time.

Tender of Old Notes Held in Physical Form. In order to validly tender Old Notes held in physical form pursuant to the Tender/Exchange Offer, holders must return a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees, along with the certificates representing such Old Notes and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth on the back cover of this Offer to Exchange, and the Exchange Agent must receive such documents on or prior to 5:00 p.m., New York City time, on Thursday, July 17, 2025.

Letters of Transmittal and Old Notes must be sent to the Exchange Agent. Letters of Transmittal and Old Notes sent to us, the Information Agent or DTC will not be forwarded to the Exchange Agent and will not be deemed validly tendered by the holder thereof.

The method of delivery of Old Notes, the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder tendering Old Notes. Delivery of such documents will be deemed made only when actually received by the Exchange Agent. If such delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Early Tender Date or Expiration Date, as applicable, to permit delivery to the Exchange Agent on or prior to the Early Tender Date or Expiration Date, as applicable. No alternative, conditional or contingent tenders of Old Notes will be accepted.

Signature Guarantees. No signature guarantee is required if the Old Notes tendered are tendered and delivered (a) by a registered holder of Old Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Old Notes) who has not completed any of the boxes entitled “Special Payment and/or Issuance Instructions” or “Special Delivery Instructions” on the Letter of Transmittal, or (b) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Old Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Old Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on the Letter of Transmittal accompanying the tendered Old Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”). Beneficial owners whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Old Notes with respect to Old Notes so registered. See Instruction 1 of the Letter of Transmittal.

Guaranteed Delivery. If a holder desires to tender Old Notes pursuant to the Tender/Exchange Offer and (a) certificates representing such Old Notes are not immediately available, (b) time will not permit such holder’s Letter of Transmittal, Old Notes certificates and any other required documents to reach the Exchange Agent on or prior to the Early Tender Date or Expiration Date, as applicable, or (c) the procedures for DTC transfer (including delivery of an Agent’s Message) cannot be completed on or prior to the Early Tender Date or Expiration Date, as applicable, such holder may nevertheless tender such Old Notes with the effect that such tender will be deemed to have been received on or prior to the Early Tender Date or Expiration Date, as applicable, if all the following conditions are satisfied: (i) the tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery or an Agent’s Message with respect to guaranteed delivery that is received by the Exchange Agent and accepted by us on or prior to the Early Tender Date or Expiration Date, as applicable, as provided below; and (iii) the certificates for the tendered Old Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Old Notes into the Exchange Agent’s account at DTC as described above), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent’s Message, are received by the Exchange Agent within one business day after the date of execution of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery must be delivered to the Depositary by hand, mail, overnight courier or by facsimile transmission and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Effect of the Agent’s Message or Letter of Transmittal. Subject to and effective upon the acceptance, by executing and delivering a Letter of Transmittal (or, in the case of a DTC transfer, by the transmission of an Agent’s Message), a tendering holder (a) irrevocably sells, assigns and transfers to, or upon the order of, us all right, title and interest in and to all the Old Notes tendered thereby, waives any and all other rights with respect to such Old Notes (including without limitation, any existing or past defaults and their consequences in respect of the Old Notes and the Base Indenture and First Supplemental Indenture under which the Old Notes were issued) and releases and discharges us from any and all claims such holder may have now, or may have in the future, arising out of, or related to, such Old Notes, including without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to such Old Notes, to participate in any redemption or defeasance of the Old Notes or to be entitled to any of the benefits under the Base Indenture and First Supplemental Indenture, and (b) irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of such holder (with full knowledge that the Exchange Agent also acts as our agent) with respect to any such tendered Old Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such Old Notes, or transfer ownership of such Old Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon our order, (ii) present such Old Notes for transfer on the security register for the Old Notes, and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Old Notes (except that the Exchange Agent will not have the rights to, or control over, funds from us, except as our agent, for the purchase price for any Notes tendered pursuant to the Tender/Exchange Offer that are exchanged by us), all in accordance with the terms of the applicable Tender/Exchange Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes pursuant to any of the procedures described above and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us. We reserve the right to reject any or all tenders of any Old Notes determined by us not to be in proper form or if the acceptance of or purchase or exchange of such Old Notes may, based on the advice of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive or amend any condition to any Tender/Exchange Offer that we are legally permitted to waive or amend and waive any defect or irregularity in any tender with respect to Old Notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. In the event that a condition to any Tender/Exchange Offer is waived with respect to any particular holder of Old Notes subject to the Tender/Exchange Offer, the same condition will be waived with respect to all such holders with respect to the Tender/Exchange Offer. Our interpretation of the terms and conditions of the Tender/Exchange Offer (including the Letter of Transmittal and the instructions thereto) may only be challenged in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

No tender will be deemed to have been validly made until all defects or irregularities in such tender have been cured or waived. None of the Company, the Exchange Agent, the Information Agent or any other person is under any duty to give notification of any defects or irregularities in any tender of any Old Notes or notice of withdrawal or will incur any liability for failure to give any such notification.

Compliance with “Short Tendering” Rule. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Old Notes for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Old Notes being tendered and (b) will cause such Old Notes to be delivered in accordance with the terms of the Exchange Offer related to the Old Notes. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Old Notes in the Tender/Exchange Offer related to the Old Notes under any of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Tender/Exchange Offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in the Old Notes being tendered pursuant to the Tender/Exchange Offer related to the Old Notes within the meaning of Exchange Act Rule 14e-4, and (b) the tender of such Old Notes complies with Rule 14e-4. Our acceptance for exchange of Old Notes tendered pursuant to a Tender/Exchange Offer related to the Old Notes will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the Tender/Exchange Offer.

7.	Withdrawal of Tenders.

A tender of Old Notes pursuant to the Tender/Exchange Offer may be withdrawn at any time on or prior to the Withdrawal Date, but no Tender Option or Exchange Option consideration, as applicable, shall be delivered in respect of Old Notes so withdrawn. Except as otherwise provided in this Offer to Purchase/Exchange, tenders of Old Notes pursuant to the Tender/Exchange Offer on or after the Withdrawal Date are irrevocable.

After the Expiration Date, if, for any reason whatsoever, acceptance of, or payment of consideration for, any Old Notes tendered pursuant to the Tender/Exchange Offer is delayed (whether before or after our acceptance for payment of Old Notes) or we are unable to accept, or provide consideration for the Old Notes tendered pursuant to the Tender/Exchange Offer, we may (without prejudice to its rights set forth herein) instruct the Exchange Agent to retain tendered Old Notes, and such Old Notes may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

For a withdrawal of Old Notes tendered pursuant to the Tender/Exchange Offer to be effective, a written notice of withdrawal or revocation must be received by the Exchange Agent on or prior to the Withdrawal Date at its address set forth on the back cover of this Offer to Purchase/Exchange. Any such notice of withdrawal must either, (i) for Old Notes tendered by means of a Letter of Transmittal, (a) specify the name of the person who tendered the Old Notes to be withdrawn, (b) contain a description of the Old Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Old Notes (unless such Old Notes were tendered by DTC transfer) and the aggregate principal amount represented by such Old Notes, and (c) be signed by the holder of such Old Notes in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by evidence sufficient to the Exchange Agent that the holder withdrawing the tender has succeeded to the beneficial ownership of the Old Notes, or (ii) for Old Notes tendered through DTC, be in the form of a request for withdrawal message from DTC. If the Old Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt of such written notice of withdrawal even if physical release is not affected by the Exchange Agent.

Any permitted withdrawal of tendered Old Notes may not be rescinded, and any Old Notes properly withdrawn will thereafter be deemed not validly tendered; provided, however, that properly withdrawn Old Notes may be re-tendered, by again following one of the appropriate procedures described in Section 6, “Procedures for Tendering Old Notes,” at any time on or prior to the Withdrawal Date.

Any Old Notes that have been tendered pursuant to the Tender/Exchange Offer but that are not purchased or exchanged will be returned to the holder thereof at our expense promptly following the earlier to occur of the Expiration Date or the date on which the Tender/Exchange Offer is terminated without any Old Notes being purchased or exchanged thereunder.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us.

None of the Company, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

8.	Acceptance of Old Notes; Accrual of Interest.

Acceptance of Old Notes for Payment. Upon the terms and subject to the conditions of the Tender/Exchange Offer (including the Cash Payment Limit and if the Tender/Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), and applicable law, on or prior to the Early Tender Date, we will accept for purchase and thereby purchase all Old Notes validly tendered pursuant to the Tender Option and not properly withdrawn pursuant to the Tender/Exchange Offer.

Upon the terms and subject to the conditions of the Tender/Exchange Offer (including the Cash Payment Limit and if the Tender/Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), and applicable law, on or prior to the Expiration Date, we will accept for purchase or exchange, as applicable, and thereby purchase or exchange, as applicable, all Old Notes validly tendered and not properly withdrawn pursuant to the Tender/Exchange Offer.

We will be deemed to have accepted for purchase or exchange, as applicable, pursuant to the Tender/Exchange Offer and thereby have purchased or exchanged, as applicable, validly tendered Old Notes when we give written notice to the Exchange Agent of our acceptance of the Old Notes for purchase or exchange, as applicable, pursuant to the Tender/Exchange Offer. In all cases, the New Notes or cash payment, as applicable, for the tendered Old Notes will be deposited with the Exchange Agent, which will act as agent for tendering holders for the purpose of receiving such New Notes or cash payment, as applicable, from us and transmitting such consideration to such holders.

We expressly reserve the right, in our sole discretion and subject to Exchange Act Rule 14e-1(c), to delay acceptance of Old Notes and issuance of New Notes or payment of cash consideration, as applicable, in order to comply, in whole or in part, with any applicable law. See Section 10, “Conditions of the Tender/Exchange Offer.” In all cases, delivery by the Exchange Agent to holders of Old Notes accepted for exchange pursuant to the Tender/Exchange Offer will be made only after timely receipt by the Exchange Agent of (a) certificates representing such Old Notes or timely confirmation of a DTC transfer of such Old Notes into the Exchange Agent’s account at DTC pursuant to the procedures set forth under Section 6, “Procedures for Tendering Old Notes,” (b) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or a properly transmitted Agent’s Message, and (c) any other documents required by the Letter of Transmittal.

If the Tender/Exchange Offer is terminated or withdrawn, or the Old Notes subject to the Tender/Exchange Offer are not accepted for exchange, no consideration will be delivered to holders of those Old Notes, except for Old Notes purchased as of the Earlier Settlement Date, if any. If any tendered Old Notes are not purchased or exchanged, as applicable, pursuant to the Tender/Exchange Offer for any reason, including because certificates are submitted evidencing more Old Notes than are tendered in the Tender/Exchange Offer, the Old Notes not exchanged will be returned at our expense, to the tendering holder (or, in the case of Old Notes tendered by DTC transfer, those Old Notes will be credited to the account maintained at DTC from which those Old Notes were delivered), unless otherwise requested by such holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Early Tender Date or Expiration Date, as applicable, or termination of the Tender/Exchange Offer.

Tendering holders who hold Old Notes registered in their own names and who tender their Old Notes directly to the Exchange Agent will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase or exchange, as applicable, of Old Notes by us pursuant to the Tender/Exchange Offer. Holders who tender their Old Notes through their broker, dealer commercial bank, trust company or other nominee may be required to pay a fee or service charge. If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee we urge you to consult such nominee to determine whether any transaction costs are applicable. We will pay all fees and expenses of the Information Agent and the Exchange Agent in connection with the Tender/Exchange Offer.

Accrual of Interest. Accrued and unpaid interest up to, but not including, the settlement date, on Old Notes validly tendered pursuant to the Tender Option and not withdrawn will be paid in cash. Accrued and unpaid interest up to, but not including, the settlement date, on Old Notes validly tendered pursuant to the Exchange Option and not withdrawn will be added to the principal amount of the New Notes. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the holders of purchased or exchanged Old Notes or otherwise.

Early Settlement Date. The Company reserves the right, but is under no obligation, at any time after the Early Tender Date and before the Expiration Date, to accept Old Notes that have been validly tendered and not validly withdrawn for purchase pursuant to the Tender Option on a date determined at the Company’s sole option, such date referred to as the Early Settlement Date. The Company currently expects the Early Settlement Date, if any, to occur promptly after the Early Tender Date. If the Company chooses to exercise its option to have an Early Settlement Date, the Company will purchase any remaining Old Notes that have been validly tendered pursuant to the Tender Option or the Exchange Option after the Early Tender Date and at or prior to the Expiration Date, subject to the Cash Purchase Limit and all conditions to the Tender/Exchange Offer having been satisfied or waived by the Company, on the final settlement date (the “Final Settlement Date,” and each of the Early Settlement Date and the Final Settlement Date, a “Settlement Date”), if any, which is expected to be promptly after the Expiration Date.

9.	Source and Amount of Consideration.

The Tender/Exchange Offer is not conditioned upon financing. The maximum amount of the cash for the Tender Option we will use to purchase Old Notes pursuant is approximately $3.0 million. The cash for the Tender Option will be paid for with cash on hand or cash from the sale of bitcoin. The consideration for the Exchange Option consisting of New Notes will consist of newly issued New Notes for that purpose.

10.	Conditions of the Tender/Exchange Offer.

Notwithstanding any other provision of the Tender/Exchange Offer, the Company will not be required to accept any tendered Old Notes, and may terminate or amend the Tender/Exchange Offer or may postpone the acceptance or the purchase of or exchange of Old Notes tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by the Company to have occurred) that, in the Company’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Tender/Exchange Offer or with acceptance of tendered Old Notes in the Tender/Exchange Offer:

•	there shall have been any action threatened, instituted, pending or taken, including any settlement, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Tender/Exchange Offer or the Company or any of its subsidiaries, including any settlement, by any court or any government, authority, agency or tribunal, domestic, foreign or supranational, that, in the Company’s reasonable judgment, seeks to or could, directly or indirectly:

o	make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Tender/Exchange Offer, the acquisition of some or all of the Old Notes pursuant to the Tender/Exchange Offer or otherwise relates in any manner to the Tender/Exchange Offer;

o	make the acceptance for payment of or exchange of, or payment for or exchange for, some or all of the Old Notes illegal or otherwise restrict or prohibit completion of the Tender/Exchange Offer;

o	delay or restrict the ability of the Company, or render the Company unable, to accept for payment or exchange or pay or exchange for some or all of the Old Notes to be purchased or exchanged, as applicable, pursuant to the Tender/Exchange Offer; or

o	materially and adversely affect our and or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase or exchange, as applicable, some or all of the Old Notes pursuant to the Tender/Exchange Offer;

•	there shall have occurred any of the following:

o	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

o	declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

o	a decrease of more than 15% in the sale price of the Old Notes on the Nasdaq or decrease of more than 15% in the general level of market prices for equity or debt securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on June 16, 2025, the last full trading day prior to the commencement of the Tender/Exchange Offer;

o	the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism, on or after June 17, 2025;

o	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

o	any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, or the trading in the Old Notes; or

o	in the case of any of the foregoing existing at the time of the commencement of the Tender/Exchange Offer, a material acceleration or worsening thereof;

•	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Tender/Exchange Offer in any manner that would adversely affect us or any of our affiliates or shareholders;

•	a tender or exchange offer for any or all of our Old Notes, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	The Form T-3 for the New Notes shall not have been declared effective by the SEC;

•	we learn that:

o	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 17, 2025);

o	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 17, 2025, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares;

o	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

o	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Tender/Exchange Offer, has occurred or is threatened;

o	any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Tender/Exchange Offer to us; or

o	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Tender/Exchange Offer shall not have been obtained on terms satisfactory to us in our reasonable judgment.

The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion. The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time until the Tender/Exchange Offer shall have expired or been terminated. Any determination or judgment by the Company concerning the events described above will be final and binding on all parties.

11.	Certain U.S. Federal Income Tax Considerations.

The following is a summary of certain material U.S. federal income tax considerations relating to (i) the tender of Old Notes for cash or New the Tender/Exchange Offer and (ii) the ownership and sale or other disposition of New Notes. This summary is for general information only and is not tax advice.

This information is based on:

•	the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	current administrative interpretations of the Internal Revenue Service (the “IRS”); and

•	court decisions;

in each case, as of the date of this Offer to Purchase/Exchange. Future legislation, Treasury Regulations, administrative interpretations or court decisions may adversely affect the tax considerations contained in this discussion. Any change of this type could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS concerning the tax treatment with respect to matters contained in this discussion, and the statements in this Offer to Purchase/Exchange are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any U.S. federal estate and gift, state, local or non-U.S. tax considerations.

This summary applies only to persons who hold the Old Notes or the New Notes, as the case may be, as capital assets within the meaning of Section 1221 of the Code (that is, generally for investment purposes) and, with respect to the New Notes, only the New Notes acquired in the Tender/Exchange Offer. This summary does not address the tax consequences to subsequent purchasers of the New Notes. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their special circumstances or to holders subject to special tax rules (such as financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, partnerships (including any entity classified as a partnership for U.S. federal income tax purposes), dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who hold the New Notes or through a partnership or other passthrough entity, persons subject to alternative minimum tax, persons holding the New Notes as a part of a hedge, straddle, conversion, constructive sale or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or persons who have ceased to be U.S. citizens or to be taxed as resident aliens). This summary also does not discuss any tax consequences arising under the U.S. federal estate and gift tax laws or the laws of any state, local, non-U.S. or other taxing jurisdiction.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the tender of Old Notes for cash or New Notes pursuant to the Tender/Exchange Offer;

•	the ownership and sale or other disposition of New Notes; and

•	potential changes in applicable tax laws.

As used in this summary, the term “U.S. holder” means a beneficial owner of an Old Note or a New Note, as the case may be, that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a U.S. person (as defined under the Code).

As used in this summary, the term “non-U.S. holder” means a beneficial owner of an Old Note or a New Note, as the case may be, that is not a U.S. holder.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of an Old Note or a New Note, as the case may be, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of Old Notes or New Notes that are partnerships and partners in those partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the exchange of Old Notes for New Notes pursuant to the tender/exchange offer and the acquisition, ownership and sale or other disposition of the New Notes.

THIS SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE TENDER OR EXCHANGE OF THE OLD NOTES OR THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Consequences to Tendering U.S. Holders

Treatment of Tender of Old Notes for Cash

Upon the tender of Old Notes for cash, U.S. holders generally recognize capital gain or loss equal to the difference between (1) the cash received (except to the extent the cash is attributable to accrued but unpaid interest, which, if not previously included in gross income, will generally be taxable as ordinary income) and (2) the U.S. holder’s adjusted tax basis in the Old Notes. Generally, a U.S. holder’s “adjusted tax basis” for an Old Note is equal to the cost of the note to the U.S. holder, increased, if applicable, by any market discount (described below) previously included in income by the U.S. holder under an election to include market discount in gross income currently as it accrues (including any market discount included in the taxable year of the exchange prior to the date of the exchange), and reduced (but not below zero) by the accrual of any amortizable bond premium which the U.S. holder has previously elected to offset against interest payments on the note. The capital gain or loss is treated as long-term capital gain or loss if, at the time of the tender, the U.S. Holder has held the Old Note for more than one year. Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, generally is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Treatment of Exchange of Old Notes for New Notes

Because the yield of the New Notes exceeds the yield of the Old Notes by more than the greater of .25% and 5% of the annual yield of the Old Notes, we intend to take the position that the exchange of the Old Notes for the New Notes is treated for U.S. federal income tax purposes as an exchange of the Old Notes for the New Notes (and not a continuation of the Old Notes), and the remainder of this discussion assumes this tax treatment.

Exchange as a Recapitalization

The tax consequences of the exchange of Old Notes for New Notes depend on whether the Old Notes and the New Notes are considered “securities” for U.S. federal income tax purposes. We intend to take the position that the Old Notes and the New Notes constitute securities for U.S. federal income tax purposes. However, the matter is not free from doubt. The determination of whether a debt instrument constitutes a security depends upon an evaluation of all of the terms and conditions of, and other facts and circumstances relating to, the instrument, with the term of the instrument usually regarded as one of the most significant factors. Although a debt instrument with a term of more than five years generally is considered to be a security, no authority clearly addresses the impact of the redemption, repurchase and conversion rights of the type applicable to the Old Notes and the New Notes on the determination of the term of a debt instrument for purposes of determining whether the debt instrument is a security. If both the Old Notes and the New Notes constitute securities for U.S. federal income tax purposes, the exchange should qualify as a recapitalization (and therefore, a generally tax-free reorganization), and a U.S. holder of the Old Notes should not recognize any gain or loss on the exchange. A U.S. holder generally should have a tax basis in the New Notes equal to its tax basis in the Old Notes, except to the extent of any portion of the New Notes that are attributable to accrued but unpaid interest (which, (i) if not previously included in income, will generally be taxable as ordinary income and (ii) will have a new holding period and a tax basis equal to the amount of such accrued but unpaid interest), and should have a holding period for the New Note that includes the holding period for the Old Note.

Alternative Treatment

If the exchange of the Old Notes for the New Notes does not qualify for treatment as a recapitalization, a U.S. holder of the Old Notes will recognize gain or loss for U.S. federal income tax purposes upon the exchange of the Old Notes for the New Notes or in an amount equal to the difference between (i) the U.S. holder’s adjusted tax basis in the Old Notes and (ii) the issue price of the New Notes deemed to be received in exchange therefor (plus cash, if any), except to the extent attributable to accrued but unpaid interest which, if not previously included in income, generally would be taxable as ordinary income plus the amount of any cash received in the exchange. Generally, a U.S. holder’s “adjusted tax basis” for an outstanding note is equal to the cost of the note to the U.S. holder, increased, if applicable, by any market discount (described below) previously included in income by the U.S. holder under an election to include market discount in gross income currently as it accrues (including any market discount included in the taxable year of the exchange prior to the date of the exchange), and reduced (but not below zero) by the accrual of any amortizable bond premium which the U.S. holder has previously elected to offset against interest payments on the note. Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the Old Notes and not previously included in income by the U.S. holder (discussed below), or to the extent attributable to accrued but unpaid interest not previously included in income, any gain or loss is capital gain or loss and is long-term capital gain or loss if the U.S. holder has held the Old Note for more than one year as of the date of the exchange. Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, generally is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

If the exchange does not qualify for treatment as a recapitalization, a U.S. holder’s holding period for a New Note generally commences on the date immediately following the date of the exchange, and the U.S. holder’s initial tax basis in the New Note is the issue price of the New Note. If a deemed exchange of an Old Note for a New Note is treated as a wash sale within the meaning of Section 1091 of the Code, however, tendering U.S. holders are not allowed to recognize currently any loss resulting from the deemed exchange. Instead, this loss is deferred, and is reflected as an increase in the tax basis of the New Notes. U.S. holders are urged to consult their tax advisors regarding whether a deemed exchange of Old Notes for New Notes may be subject to the wash sale rules.

Market Discount

Subject to a statutory de minimis exception, market discount is the excess of the principal amount of the note over a U.S. holder’s tax basis in the note immediately after its acquisition. In general, unless a U.S. holder has elected to include market discount in income currently as it accrues, any gain realized by the U.S. holder on the sale, exchange or other disposition of a note having market discount is treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the U.S. holder, on a constant yield basis) while the note was held by the U.S. holder. Assuming the exchange qualifies as a recapitalization any market discount on the Old Notes prior to the exchange will survive the exchange and become market discount on the New Notes. Thus, the amount of market discount previously accrued on the Old Notes shall generally be treated as accrued market discount on the New Notes. In addition, the amount of the unaccrued market discount on the Old Notes would generally be carried over to the New Notes and accrue on the New Notes (to the extent not exceeding the amount of original issuance discount (“OID”, if any, on the New Notes).

OID on the New Notes

Regardless of whether the exchange of Old Notes for New Notes is treated as a recapitalization or a taxable exchange, the tax treatment of the New Notes depends on the “issue price” of the New Notes, which might differ significantly from that of the Old Notes. If either the Old Notes or the New Notes (or both) are treated as traded on an established securities market within the meaning of Section 1273(b) of the Code (“publicly traded”), the issue price of the New Notes will be the fair market value of the Old Notes (if the New Notes are not publicly traded) or the New Notes (if the New Notes are publicly traded), as applicable, at the time of the exchange. In such case, the New Notes will be issued with OID if their stated redemption price at maturity (generally, the New Notes’ stated principal amount) exceeds their issue price. If neither the Old Notes nor the New Notes are properly treated as traded on an established securities market, then the issue price of the New Notes will equal their stated principal amount. We intend to take the position that the Old Notes are publicly traded on an established market because the Notes are listed on the Nasdaq. We anticipate that the New Notes also will be listed on the Nasdaq and thus will be traded on an established market. If, contrary to our expectation, the New Notes are not traded on an established market, then the issue price of a New Note will be equal to the fair market value of an Old Note on the date of the exchange. Based on the determination of this value, the New Notes likely will be issued with OID though it is not certain. Also, if the New Notes are issued with OID, it is not clear what the amount of that OID will be.

Subject to a statutory de minimis exception, a U.S. holder is required to include any OID in respect of the New Notes in income on a constant yield to maturity basis over the term to the maturity of the New Notes and in advance of the receipt of cash payments attributable to such income. If a U.S. holder has bond premium with respect to the New Notes because the holder’s initial tax basis in the New Notes exceeds the principal amount, such holder will not be required to accrue any OID. In addition, subject to applicable limitations, a U.S. holder may elect to amortize any bond premium in respect of the New Notes as an offset to interest income otherwise required to be included in income in respect of the New Notes during the taxable year.

If a U.S. holder has acquisition premium, such holder may reduce the amount of any OID accruing on the New Notes for any taxable year by a portion of the acquisition premium properly allocable to that year. A U.S. holder will have acquisition premium with respect to the New Notes if the holder’s initial basis in the New Notes exceeds the issue price of the New Notes but does not exceed the note’s stated redemption price at maturity.

Interest on the New Notes

Subject to the bond premium rules discussed above, U.S. holders generally will be required to recognize any stated interest as ordinary income at the time it is paid or accrued on the New Notes in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. Assuming there is more than a de minimis amount of OID on the New Notes, each U.S. holder will generally be required to include OID in its income as it accrues, regardless of that U.S. holder’s regular method of accounting, using a constant yield method, and possibly before such U.S. holder receives any payment attributable to such income.

Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes

Upon the sale, exchange, redemption or other taxable disposition of a New Note, subject to the market discount rules discussed below, U.S. holders generally recognize capital gain or loss equal to the difference between (1) the sum of cash plus the fair market value of all other property received on the disposition (except to the extent the cash or property is attributable to accrued but unpaid interest that, if not previously included in income, would generally be taxable as ordinary income) and (2) the U.S. holder’s adjusted tax basis in the New Note. The capital gain or loss is long-term capital gain or loss if, at the time of the disposition, the U.S. holder has held the New Note for more than one year (including, if applicable, the holding period of an Old Note). Long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, generally is subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

We are required to furnish to the holders of the Old Notes or New Notes, other than exempt holders, and to the IRS, information with respect to consideration received under the Tender/Exchange Offer and payments of interest (including any OID) on the New Note.

A U.S. holder may be subject to backup withholding with respect to the exchange of the Old Notes for the New Notes and/or cash and payments of interest (including any OID) on the New Notes, or with respect to proceeds received from a disposition of the New Notes. Certain holders (including, among others, certain tax-exempt organizations) generally are not subject to backup withholding. Each U.S. holder is subject to backup withholding if the holder is not otherwise exempt and the holder (1) fails to furnish the holder’s U.S. taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (2) furnishes an incorrect TIN; (3) is notified by the IRS that the holder has failed to report properly payments of interest or dividends; or (4) fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. A U.S. holder generally is entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability which may entitle such U.S. holder to a refund provided that the required information is furnished to the IRS in a timely manner.

Tax Consequences to Non-Tendering U.S. Holders

There should be no U.S. federal income tax consequences to U.S. holders who do not participate in the Tender/Exchange offer.

Tax Consequences to Tendering Non U.S. Holders

Treatment of Tender of Old Notes for Cash

The U.S. federal income tax treatment to a non-U.S. holder in connection with the tender of the non-U.S. holder’s Old Note for cash is the same as the treatment in connection with a sale, exchange, redemption or other taxable disposition by a non-U.S. Holder of a New Note discussed below assuming the rules applicable to the New Notes equally apply to the Old Notes. See “—Tax Consequences to Tendering Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes” below. Any amount received for accrued but unpaid interest will be governed by the rules described below under “— Interest on the New Notes” assuming the same rules applied to interest paid on the Old Notes.

Treatment of Exchange of Old Notes for New Notes

Non-U.S. holders may recognize gain or loss in connection with the exchange of Old Notes for New Notes under the same principles as those applicable to U.S. holders described above. See “—Tax Consequences to Tendering U.S. Holders — Treatment of Exchange of Old Notes for New Notes or a Combination of New Notes and Cash” above. Any gain so recognized will be subject to the U.S. federal income tax treatment described below for a sale, exchange, redemption or other taxable disposition by a non-U.S. Holder of a New Note, assuming that the rules applicable to the New Notes equally apply to the Old Notes. See “—Tax Consequences to Tendering Non-U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes” below. Any amount received for accrued and unpaid interest will be treated as described below under “—Interest on the New Notes”, assuming the same rules applied to interest paid on the Old Notes.

Interest on the New Notes

A non-U.S. holder is not subject to the 30% U.S. federal withholding tax applicable to payments of interest or OID on the New Notes, provided that:

•	the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the holder is not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;

•	the holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the holder provides the holder’s name and address, and certifies, under penalties of perjury, that the holder is not a U.S. person (which certification may be made on an applicable IRS Form W-8BEN or W-8BEN-E (or successor form)), or the holder holds the holder’s New Notes through certain non-U.S. intermediaries and the holder and the non-U.S. intermediaries satisfy the certification requirements under applicable Treasury Regulations.

If a non-U.S. holder cannot satisfy the requirements described above, the holder will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the New Notes, unless the holder provides us with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty (including treaty benefits relating to a permanent establishment of a non-U.S. holder) or (2) IRS Form W-8ECI (or successor form) stating that the interest (including OID) is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If a non-U.S. holder is engaged in a trade or business in the United States and interest (including OID) on a New Note is effectively connected with the holder’s conduct of that trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), the holder will be subject to U.S. federal income tax on that interest (including OID) on a net income basis (although the holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if the holder is a U.S. person as defined under the Code. In addition, if a non-U.S. holder is a non-U.S. corporation, the holder may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be prescribed under an applicable U.S. income tax treaty).

Sale, Exchange, Redemption or Other Taxable Disposition of the New Notes

Any gain realized by a non-U.S. holder on the sale, exchange, redemption or other taxable disposition of a New Note (except with respect to accrued and unpaid interest, which is taxable as described above) generally is not subject to U.S. federal income tax unless:

•	the gain is effectively connected with the holder’s conduct of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder);

•	the holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met; or

•	the New Notes constitute a “United States real property interest,” or “USRPI,” within the meaning of the Foreign Investment in Real Property Tax Act, or “FIRPTA”.

If a non-U.S. holder’s gain is described in the first bullet point above, the non-U.S. holder generally will be subject to U.S. federal income tax on the net gain derived from the sale. If the non-U.S. holder is a corporation, then the holder may also be required to pay a branch profits tax at a 30% rate (or a lower rate as may be prescribed under an applicable U.S. income tax treaty). If the non-U.S. holder is an individual described in the second bullet point above, the holder will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules. In addition, each non-U.S. holder is urged to consult the holder’s tax advisor regarding the tax consequences of the acquisition, ownership and disposition of the New Notes.

We have not been for the last five years, and do not anticipate becoming, a United States real property holding corporation and therefore the New Notes should not be USRPIs. There can be no assurance, however, that the New Notes will not constitute USRPIs, depending on the facts in existence at the time of any redemption, repurchase or other taxable disposition of the New Notes, in which case, we may be required to withhold 15% of any amounts payable on redemption or repurchase of a New Note.

Backup Withholding and Information Reporting

A non-U.S. holder, in general, is not subject to backup withholding with respect to consideration received in connection with the tender/exchange offer or payments that we make on the New Notes to the holder provided that we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, and that the holder has given us the tax information described above under “— Tax Consequences to Tendering Non-U.S. Holders — Interest on the New Notes.” In addition, a non-U.S. holder is not subject to backup withholding on the proceeds of the sale of an Old Note or a New Note within the United States, or which is transacted through certain U.S.-related financial intermediaries, if the payor receives the tax information described above and does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, or the holder otherwise establishes an exemption from backup withholding. However, we may be required to report annually to the IRS and to each non-U.S. holder the amount of, and the tax withheld with respect to, any payments of interest (including any accrued OID) or distributions to the holder, regardless of whether any tax is withheld. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the holder resides.

A non-U.S. holder generally is entitled to credit any amounts withheld under the backup withholding rules against the holder’s U.S. federal income tax liability which may entitle such non-U.S. holder to a refund provided that the required information is furnished to the IRS in a timely manner.

Tax Consequences to Non-Tendering Non-U.S. Holders

There should be no U.S. federal income tax consequences to non-tendering non-U.S. holders who do not participate in the tender/exchange offer.

12.	Interests of Directors and Executive Officers; Transaction and Arrangements Concerning the Old Notes.

The following is a list of our directors and executive officers:

Name	Position
Andrew M. Bursky	Director
Timothy Fazio	Chairman
Kenneth Fearn	Director
David Filippelli	Director
Dale Irwin	President
Jordan Kovler	Chief Executive Officer and Director
Christopher Krug	Director
Jerome Lay	Director
Timothy Lowe	Director
Christian Mulvihill	Chief Financial Officer
Michael Neuscheler	Director
George (Ted) Rogers	Vice President

The business address for each of our directors and executive officers is at Greenidge Generation Holdings Inc., 1159 Pittsford-Victor Road, Suite 240, Pittsford, NY 14534, and the business phone number for each is (315) 536-2359.

To our knowledge:

•	neither we, nor any of our executive officers, directors or affiliates, has any beneficial interest in the Old Notes;

•	we will not purchase or exchange any Old Notes from such persons; and

•	during the 60 days preceding the date of this Offer to Purchase/Exchange, none of such officers, directors or affiliates have engaged in any transactions in the Old Notes.

Except as described herein, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Tender/Exchange Offer or with respect to the Old Notes.

13.	Market and Trading Information.

The Old Notes are listed on the Nasdaq under the trading symbol “GREEL.” The following table sets forth the high and the low sales prices of the Old Notes as reported on the Nasdaq for the periods indicated.

	High	Low
Period Ended June 16, 2025
First Quarter	$10.25	$6.66
Second Quarter*	$8.18	$6.62
Year Ended December 31, 2024
First Quarter	$11.82	$8.53
Second Quarter	$12.30	$8.80
Third Quarter	$11.28	$8.47
Fourth Quarter	$10.86	$8.40
Year Ended December 31, 2023
First Quarter	$6.09	$1.15
Second Quarter	$6.90	$3.90
Third Quarter	$6.75	$5.03
Fourth Quarter	$11.00	$5.45

* Through June 16, 2025

On June 16, 2025, the last reported sale price of our shares of our Old Notes on the Nasdaq was $7.98 per Old Note. We recommend that holders obtain current market quotations for the Old Notes, among other factors, before deciding whether or not to tender their Old Notes.

14.	Plan of Distribution.

In connection with the Tender/Exchange Offer, we are relying on Section 3(a)(9) of the Securities Act to exempt the portion of the Exchange Option consisting of New Notes from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” In connection with the Tender/Exchange Offer, the Exchange Option consideration consisting of New Notes is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting you to accept or reject the Tender/Exchange Offer. In addition, no financial advisor, broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Tender/Exchange Offer.

The issuance of New Notes upon exchange of the Old Notes is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Accordingly, whether any New Notes received by a tendering holder of Old Notes in connection with the Tender/Exchange Offer are freely tradable under U.S. securities laws depends upon whether such Old Notes tendered for exchange were freely tradable or restricted securities. In addition, you are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See Section 18, “Certain Securities Laws Considerations.”

We have agreed to pay all expenses incident to the Tender/Exchange Offer. We will not, however, pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Old Notes pursuant to the Tender/Exchange Offer.

15.	The Information Agent and Exchange Agent.

The Depositary and the Information Agent. We have retained Computershare Trust Company, N.A. to act as the Exchange Agent, and D.F. King & Co., Inc. to act as the Information Agent, in connection with the Tender/Exchange Offer. All deliveries, correspondence and questions sent or presented to the Exchange Agent or the Information Agent relating to the Tender/Exchange Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer to Purchase/Exchange.

We will pay the Exchange Agent and the Information Agent reasonable and customary compensation of approximately $40,000 in aggregate for their services in connection with the Tender/Exchange Offer, plus reimbursement for out-of-pocket expenses. We will indemnify the Exchange Agent and the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Requests for additional copies of this Offer to Purchase/Exchange and the Letter of Transmittal should be directed to the Information Agent at its address or telephone number on the back cover of this Offer to Purchase/Exchange.

16.	Solicitation.

Directors, officers and employees of either us or our affiliates, or the Information Agent may contact holders by hand, mail, telephone or facsimile regarding the Tender/Exchange Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase/Exchange and related materials to beneficial owners of the Old Notes. Such directors, officers and employees will not be specifically compensated for providing such services.

17.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Tender/Exchange Offer, or of any approval or other action by any government or regulatory authority or agency that may be required for the acquisition of the Old Notes as described in this Offer to Purchase/Exchange. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for purchase or exchange or purchase or exchange for any Old Notes tendered. See Section 10, “Conditions of the Exchange Offers.”

18.	Certain Securities Laws Considerations.

The issuance of New Notes upon exchange of the Old Notes in the Tender/Exchange Offers is intended to be exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Accordingly, whether any New Notes received by a tendering holder of Old Notes in connection with the Tender/Exchange Offer are freely tradable under U.S. securities laws depends upon whether such Old Notes tendered for exchange were freely tradable or restricted securities. In addition, you are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

19.	Fees and Expenses.

Tendering holders who hold Old Notes registered in their own names and who tender their Old Notes directly to the Exchange will not be obligated to pay brokerage fees or commissions, the fees and expenses of the Information Agent or the Exchange Agent or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes on the exchange of Old Notes by us pursuant to the Tender/Exchange Offers. If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult such nominee to determine whether any transaction costs are applicable. We will pay certain fees and expenses of the Information Agent and the Exchange Agent in connection with the Tender/Exchange Offer.

We will also reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials to their customers. We will not, however, pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Old Notes pursuant to the Tender/Exchange Offer.

20.	Miscellaneous.

We are making the Tender/Exchange Offer to all holders of the Old Notes. We are not aware of any jurisdiction in which the making of the Tender/Exchange Offer or the tender of Old Notes pursuant to the Tender/Exchange Offer would not be in compliance with the laws of such jurisdiction. If we become aware of any jurisdiction in which the making of the Tender/Exchange Offer or the tender of Old Notes pursuant to the Tender/Exchange Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such a good faith effort, we cannot comply with any such law, the Tender/Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Tender/Exchange Offer to be made by a licensed broker or dealer, the Tender/Exchange Offer will be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Tender/Exchange Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Incorporation of Documents by Reference” in this Offer to Exchange.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OLD NOTES IN THE TENDER/EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER/EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE INFORMATION AGENT OR THE EXCHANGE AGENT.

GREENIDGE GENERATION HOLDINGS, INC.

June 17, 2025

The Letter of Transmittal and certificates representing Old Notes, and any other required documents should be sent or delivered by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below. To confirm delivery of the Old Notes, Holders are directed to contact the Exchange Agent. Holders submitting certificates representing Old Notes to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by hand, mail or overnight courier. Facsimile copies of certificates representing Old Notes will not be accepted.

The Exchange Agent for the Tender/Exchange Offer is:

Computershare Trust Company, N.A.

If delivering via Registered or Overnight Mail
Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 150 Royall Street, Suite V Canton, MA 02021

Any questions or requests for assistance may be directed to the Information Agent or the Financial Advisor at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Exchange, the Letter of Transmittal or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchanges.

The Information Agent for the Tender/Exchange Offer is:

D.F. KING & CO., INC.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Michael Horthman

Banks and Brokers call: (212) 434-0035

Toll free: (800) 669-5550

Email: GREE@dfking.com